Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BETWEEN

FIREWHEEL ENERGY, LLC

AS SELLER

AND

RESOLUTE NATURAL RESOURCES SOUTHWEST, LLC

AS BUYER

AND

RESOLUTE ENERGY CORPORATION

AS BUYER PARENT

OCTOBER 4, 2016

EXHIBITS

Exhibit A – Subject Interests (Listing of Leases)

Exhibit B – Wells

Exhibit C – Contracts

Exhibit D – Form of Assignment and Bill of Sale

Exhibit E – Form of Registration Rights Agreement

i

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 4th day of October, 2016 (the “Execution Date”), by and between FIREWHEEL ENERGY, LLC, a Delaware limited liability company (“Seller”), RESOLUTE NATURAL RESOURCES SOUTHWEST, LLC, a Delaware limited liability company (“Buyer”), and RESOLUTE ENERGY CORPORATION, a Delaware corporation (“Buyer Parent”).  Buyer and Seller are collectively referred to as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as defined in Section 2.02), all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer agree as follows:

Article I
Definitions and Usage

Section 1.01Definitions. For purposes of this Agreement, the following terms and their variations have the meanings specified or referred to in this Section 1.01:

“Accounting Statement” — as defined in Section 13.01(a).

“Advisor” — as defined in Section 2.03(g).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with that Person.

“Agreement” — as defined in the first paragraph of this Agreement.

“Allocation Schedule” — as defined in Section 10.01(a).

“Asset” or “Assets” — as defined in Section 2.02.

“Assignment” — as defined in Section 4.01.

“Assumed Environmental Obligations” — as defined in Section 5.02.

“Assumed Obligations” — as defined in Section 15.02.

“Business Day” means any calendar day excluding Saturdays, Sundays and other days on which national banks are closed for business in Denver, Colorado.

“Buyer” — as defined in the first paragraph of this Agreement.

“Buyer Indemnitees” — as defined in Section 15.04.

“Buyer Parent” — as defined in the first paragraph of this Agreement.

“Buyer Parent Financing” means  the issuance and sale by the Buyer Parent of the 8 1/8% Series B Cumulative Perpetual Convertible Preferred Stock contemplated in the Offering Memorandum pursuant to the terms of the Securities Purchase Agreement.

“Buyer Parent Material Adverse Effect” means any change, event, circumstance, effect, development, condition or fact that, considered together with all other changes, events, circumstances, effects, developments, conditions or facts, whether or not foreseeable and whether or not covered by insurance, that is or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or operations of Buyer Parent and its subsidiaries, taken as a whole; provided, however, that “Buyer Parent Material Adverse Effect” shall not include general changes in industry or economic conditions, changes resulting from a change in commodity prices, changes in Laws or in regulatory policies, changes or conditions resulting from civil unrest or terrorism or acts of God or natural disasters, change or conditions resulting from the failure of a Governmental Authority to act or omit to act pursuant to Law or changes or conditions that are cured or eliminated without cost to Seller by Closing.

“Buyer Parent Reports” means the Buyer Parent’s Form 10-K for the fiscal year ended December 31, 2015, its Forms 10-Q for the periods ended March 31, 2016 and June 30, 2016, and the Forms 8-K filed on August 24, 2016, August 2, 2016, July 8, 2016, June 7, 2016, May 17, 2016, May 11, 2016, March 29, 2016, February 22, 2016, and January 6, 2016.

“Buyer-Prepared Severance Tax Returns” — as defined in Section 10.03(a).

“Buyer’s Auditor” — as defined in Section 13.04.

“Buyer’s Financial Representations” — as defined in Section 18.14(c).

“Buyer’s Fundamental Representations” — as defined in Section 18.14(c).

“Caprock Gas Gathering Agreement” means that certain Gas Gathering and Processing Agreement dated August 1, 2016 between Seller and Caprock Permian Processing LLC.

“Cash Consideration” — as defined in Section 3.01.

“Claim” — as defined in Section 15.06(b).

“Claim Notice” — as defined in Section 15.06(b).

“Closing” — as defined in Section 11.01.

“Closing Date” — as defined in Section 11.01.

“Closing Statement” — as defined in Section 11.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” — as defined in Section 2.02(g).

“control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Customary Post-Closing Consents” means all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil, gas or other mineral leases or interests in them that are customarily obtained or made subsequent to such sale or conveyance.

“Dispute” or “Disputes” — as defined in Section 17.01.

“Documents” — as defined in Section 18.04.

“DTPA” — as defined in Section 18.19.

“Easements” — as defined in Section 2.02(e).

“Effective Time” — as defined in Section 3.02.

“Election Notice” — as defined in Section 17.01.

“Environmental Laws” means all Laws pertaining to health (as relates to exposure to Hazardous Substances), the environment, wildlife or natural resources, or the use, storage, emission, discharge, clean-up, release, or threatened release of Hazardous Substances on or into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Substances, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local Laws.

“Exchange Act” — as defined in Section 13.04

“Excluded Assets” — as defined in Section 2.03.

“Execution Date” — as defined in the first paragraph of this Agreement.

“Filings” — as defined in Section 13.04.

“Final Statement” — as defined in Section 13.01(b).

“Final Settlement Date” — as defined in Section 13.01(a).

“Financing Failure” means the failure of the Buyer Parent Financing to close with the receipt of gross proceeds of not less than $50 million on or before the Outside Date for any reason other than a material breach by Buyer Parent of the terms and conditions of the Securities Purchase Agreement.

“GAAP” means generally accepted accounting principles applied in the United States which are in effect at the time of the Execution Date.

“Governmental Authority” means any federal, state, county, municipal or local government authority or judicial or regulatory agency or instrumentality.

“Hazardous Substances” means (i) any hydrocarbon, petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls, (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

“Hydrocarbons” — as defined in Section 2.02(d).

“Income Taxes” means any income, franchise and similar Taxes.

“Indemnified Party” — as defined in Section 15.06(a).

“Indemnifying Party” — as defined in Section 15.06(a).

“Independent Expert” — as defined in Section 17.01.

“Information” — as defined in Section 13.05.

“Interim Period” means the period from and after the Effective Time until the Closing.

“Knowledge” — as defined in Section 18.17.

“Law” — as defined in Section 1.02(a)(v).

“Leases” — as defined in Section 2.02(a).

“Lien” means any lien, mortgage, pledge, collateral assignment or security interest, of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loss” or “Losses” — as defined in Section 15.03.

“Material Adverse Effect” means any change, effect, condition or fact, in each case, whether or not foreseeable and whether or not covered by insurance that has or would reasonably be likely to have an adverse effect on the ownership, operation or value of the Assets, as currently operated, which is material to the ownership, operation or value of the Assets, taken as a whole; provided, however, that “Material Adverse Effect” shall not include general changes in industry or economic conditions, changes resulting from a change in commodity prices, changes in Laws or in regulatory policies, changes or conditions resulting from civil unrest or terrorism or acts of God or natural disasters, change or conditions resulting from the failure of a Governmental Authority to act or omit to act pursuant to Law or changes or conditions that are cured or eliminated without cost to Buyer by Closing.

“Material Contracts” — as defined in Section 6.09.

“Net Revenue Interest” means, with respect to any Oil and Gas Property, the percentage interest in and to all production of Hydrocarbons saved, produced and sold from or allocated to such Oil and Gas Property, after giving effect to all Royalties.

“NORM” — as defined in Section 5.01.

“Notice of Disagreement” — as defined in Section 13.01(a).

“Offering Memorandum” means the Preliminary Offering Memorandum dated September 30, 2016 with respect to the Buyer Parent Financing, as supplemented by Supplement No. 1 dated October 4, 2016.

“Outside Date” means the date that is five (5) Business Days following the Execution Date.

“Parties” — as defined in the first paragraph of this Agreement.

“Permitted Encumbrances” means any or all of the following:

(a)all Royalties if the net cumulative effect of such burdens do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest as to a Lease or Well below a 75% Net Revenue Interest for such Lease or Well;

(b)the terms of any Material Contract, Lease, or Easement, including provisions for penalties, suspensions or forfeitures contained therein, to the extent that the terms thereof do not materially detract from the use or operation of the Leases or Wells (as used or operated as of Effective Time);

(c)all (i) rights of first refusal, preferential purchase rights and similar rights with respect to the Assets, (ii) consents or (iii) consent requirements and similar restrictions which are not applicable to the sale of the Assets contemplated by this Agreement;

(d)Liens created under the terms of the Leases, Easements or the Material Contracts, Liens for Taxes, materialman’s Liens, warehouseman’s Liens, workman’s Liens, carrier’s Liens, mechanic’s Liens, vendor’s Liens, repairman’s Liens, employee’s Liens, contractor’s Liens, operator’s Liens, construction Liens, Liens pursuant to any applicable federal or state securities Law and other similar Liens arising in the ordinary course of business that, in each case, secure amounts or obligations not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;

(e)rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;

(f)any easement, right of way, covenant, servitude, permit, surface lease, condition, lease, restriction, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the Effective Time or that does not materially detract from the use or operation of the Assets subject thereto or affected thereby (as operated as of Effective Time);

(g)any Liens, defects, irregularities or other matters (i) set forth or described on Exhibit A or (ii) that Buyer has Knowledge of prior to the Execution Date;

(h)the terms and conditions of this Agreement, any Transaction Document or any agreement or instrument that is required to be executed or delivered hereunder;

(i)any Liens, defects, irregularities or other matters which do not, individually or in the aggregate, (i) materially detract from the value of or materially interfere with the use, operation or ownership of the Assets subject thereto or affected thereby or (ii) which would be accepted by a reasonably prudent and sophisticated purchaser engaged in the business of owning, exploring, developing and operating Hydrocarbon producing properties when applying general standards in the oil and gas industry.

(j)any Lien or loss of title resulting from Seller’s conduct of business in compliance with this Agreement;

(k)defects arising from failure of any non-participating royalty owners to ratify a Unit;

(l)defects arising from any change in Laws following the Execution Date.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Personal Property” — as defined Section 2.02(f).

“Property Expenses” means all operating and capital costs and expenses (including rentals, Royalties, drilling costs, capital expenditures, lease operating expenses, expenses incurred under applicable operating agreements and overhead costs charged to the Assets under applicable operating agreements, as allowable under applicable accounting procedures (COPAS) (in each case) incurred in the ordinary course of business related to the ownership or operation of the Assets, and excluding, for the avoidance of doubt, any Severance Taxes, Property Taxes, Income Taxes and Transfer Taxes.

“Property Taxes” — as defined in Section 10.03(b).

“Purchase Price” — as defined in Section 3.01.

“Purchase Price Adjustments” — as defined in Section 11.02(c).

“Records” — as defined in Section 2.02(h).

“Records Period” — as defined in Section 13.04.

“Registration Rights Agreement” means the Registration Rights Agreement by and between Buyer Parent and Seller in the form attached hereto as Exhibit E.

“Required Consent” means a consent by a Third Party that, if not obtained prior to the assignment of an Asset, automatically either (a) voids or nullifies the assignment with respect to such Asset or (b) terminates Seller’s interest in the Asset subject to such consent; provided, however, “Required Consent” does not include any consent which by its terms cannot be unreasonably withheld or any Customary Post-Closing Consent.

“Restricted Asset” — as defined in Section 4.02(b).

“Retained Obligations” — as defined in Section 15.01.

“Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens and other interests payable out of production of hydrocarbons from or allocated to the Leases, Wells or Subject Interests or the proceeds thereof to Third Parties.

“Rules” — as defined in Section 17.01.

“Scheduled Closing Date” — as defined in Section 11.01.

“SEC” — as defined in Section 6.14(a).

“Securities Act” — as defined in Section 6.14(a).

“Securities Laws” — as defined in Section 7.12(a).

“Securities Purchase Agreement” means that certain Purchase Agreement dated October 4, 2016 by and between Buyer Parent and BMO Capital Markets Corp.

“Seller” — as defined in the first paragraph of this Agreement.

“Seller Indemnitees” means Seller, and its Affiliates and its and their respective officers, directors, managers, employees, agents, partners, representatives, members and shareholders.

“Seller’s Fundamental Representations” — as defined in Section 18.14(a).

“Severance Taxes” — as defined in Section 10.03(a).

“Stock Consideration” — as defined in Section 3.01.

“Subject Interest” or “Subject Interests” — as defined in Section 2.02(a).

“Tangible Property” — as defined in Section 16.03.

“Tax Controversy” — as defined in Section 10.04(a)(iv).

“Taxes” means any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect of any tax, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all federal, state or local Income taxes, gains taxes, surtaxes, remittance taxes, presumptive taxes, profits taxes, margin taxes, alternative minimum taxes, payroll taxes, occupation taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, real or personal property taxes, stamp taxes, production taxes, pipeline transportation taxes, freehold mineral taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, utility taxes, goods and services taxes, motor vehicle taxes, entertainment taxes, insurance taxes, capital stock taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing (including any liability in respect of any such taxes that arises by reason of a contract, assumption, transferee or successor liability, operation of Law or otherwise);

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person or entity, governmental or otherwise, other than Seller, Buyer, and their respective Affiliates and includes other working interest owners, royalty owners, lease operators, landowners, service contractors and Governmental Authorities.

“Transaction Documents” means those documents executed and/or delivered pursuant to or in connection with this Agreement on the Closing Date.

“Transfer Taxes” — as defined in Section 10.02.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of amended, succeeding, similar, substitute, temporary or final Treasury Regulations.

“Unadjusted Purchase Price” — as defined in Section 3.01.

“Unpaid Earn-Out Payments” means any Earn-out Payments for (i) Qualified Wells earned or accrued after the Effective Time and (ii) the Boucher 2-3H Well, in each case, pursuant to the terms of the Earn-out Agreement dated July 7, 2016 by and among Buyer, Seller, Caprock Permian Processing LLC and Caprock Field Services LLC.

“Wells” — as defined in Section 2.02(b).

Section 1.02Usage.

(a)In this Agreement, unless a clear contrary intention appears:

(i)the singular number includes the plural number and vice versa;

(ii)reference to any Person includes that Person’s successors and assigns but, if applicable, only if those successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes that Person in any other capacity or individually;

(iii)reference to any gender includes each other gender;

(iv)reference to any agreement, document or instrument means that agreement, document or instrument as amended or modified and in effect from time to time in accordance with its terms;

(v)reference to any law, rule, regulation, order or decree of any Governmental Authority including any legislative body, court or administrative agency (“Law”) means that Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated under it, and reference to any section or other provision of any Law means that provision of that Law from time to time in effect and constituting the amendment, modification, codification, replacement or reenactment of that section or other provision;

(vi)“hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement;

(vii)“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding that term;

(viii)with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(ix)references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments to them.

(b)Unless otherwise specified, all accounting terms used in this Agreement shall be interpreted, and all accounting determinations under this Agreement shall be made, in accordance with United States generally accepted accounting principles.

(c)This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation of this Agreement.

Article II
Assets

Section 2.01Agreement to Sell and Purchase.  Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer.

Section 2.02Assets.  Subject to Section 2.03, the term “Assets” (or in the singular “Asset”) means all of Seller’s right, title and interest in and to the following, save, except and excluding the Excluded Assets:

(a)the oil, gas or mineral leases described in Exhibit A and any other oil, gas, or mineral lease on which any of the Wells described in Exhibit B are located or that are pooled or unitized with any of the oil, gas or mineral leases described in Exhibit A or any Wells described in Exhibit B, together with all amendments, renewals, extensions or ratifications thereof (collectively, the “Leases”), and all interests, tenements, hereditaments, and appurtenances belonging to or derived from the Leases, including Royalty interests, overriding royalty interests, net profits interests, operating rights, record title and other oil and gas interests of any kind or character, subject to any depth restrictions set forth in any Lease or pursuant to the terms thereof (collectively, the “Subject Interests” or, singularly, a “Subject Interest”);

(b)all wells located on the lands covered by the Subject Interests or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned), including any oil, gas, water, disposal, injection, temporarily abandoned, permanently abandoned wells, any wells of any kind of every nature and kind, including the wells described in Exhibit B (the “Wells”);

(c)except to the extent as may be limited by the Subject Interests, all rights, privileges, benefits and powers conferred upon Seller as holder of the Subject Interests, with respect to (i) all rights of use and occupation of the surface of and the subsurface depths under the Subject Interests; and (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof;

(d)all (i) production of oil, gas or other hydrocarbons produced from or attributable to the Subject Interests or any pool or unit allocated to any such Subject Interest (“Hydrocarbons”) after the Effective Time and (ii) all merchantable Hydrocarbons produced prior to the Effective Time constituting linefill or in storage upstream of the applicable sales meter as of the Effective Time;

(e)to the extent assignable or transferable by Seller without payment of fees or other penalties (unless Buyer agrees in writing to pay such fees and/or penalties) all easements, rights-of-way, surface leases, fee surface interests, servitudes, permits, licenses, franchises and other estates or similar rights and privileges to the extent related to or used in connection with the Subject Interests (the “Easements”);

(f)all tangible personal property, equipment, fixtures, communication equipment attached to a Well, electrical infrastructure, inventory and improvements located on and/or to the extent used in connection with the Subject Interests, the Wells, or the Easements or with the production, treatment, sale, or disposal of Hydrocarbons, byproducts or waste produced from or attributable to the foregoing, and all other wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery (collectively, “Personal Property”);

(g)to the extent assignable or transferable by Seller without payment of fees or other penalties (unless Buyer agrees in writing to pay such fees and/or penalties) all contracts, warranties, agreements and other arrangements, and all express and implied rights arising under such matters, that directly relate to the assets and interests described in Section 2.02(a) through Section 2.02(f), including communitization, unitization or pooling agreements, production sales contracts, farmout or farmin agreements, subleases, joint venture or partnership agreements, operating agreements, service agreements, and the contracts, agreements and other arrangements, including those described or referred to in Exhibit C (all of the foregoing, the “Contracts”), including the right to receive any Unpaid Earn-Out Payments;

(h)all books, records, files, muniments of title, reports and similar documents and materials, including Severance Tax and Property Tax records (except to the extent specifically excluded pursuant to Section 2.03(k)), lease records, well records, and division order records, well files, well logs, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contract files relating to the Contracts, correspondence that relate to the foregoing interests in the possession of, and maintained by, Seller (collectively, the “Records”);

(i)to the extent assignable or transferable by Seller without payment of fees or other penalties (unless Buyer agrees in writing to pay such fees and/or penalties), all permits, licenses, registrations, consents, orders, approvals, variances, exemptions, waivers, franchises, rights or other authorizations required by or obtained from any Governmental Authority to the extent related to and/or used primarily in connection with the Subject Interests, the Wells, or the Easements;

(j)to the extent assignable or transferable by Seller without payment of fees or other penalties (unless Buyer agrees in writing to pay such fees and/or penalties), all third party seismic data to the extent related to the Subject Interests; and

(k)to the extent assignable and relating to the Assumed Obligations, all rights, claims and causes of action attributable to the assets and properties described in Section 2.02(a) through Section 2.02(j); provided, however, that at Buyer’s request, Seller shall use its commercially reasonable efforts to enforce, for the benefit of Buyer in relation to its ownership of such assets, at Buyer’s cost and expense, any right, claim or cause of action that would otherwise be transferred hereunder but is not assignable.

Section 2.03Excluded Assets.  Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated by this Agreement, the following (collectively, the “Excluded Assets”):

(a)except to the extent relating to any Assumed Obligation, all trade credits and all accounts, accounts receivable, checks, funds, promissory notes, instruments and general intangibles (as those terms are defined in the Texas Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time or otherwise pertaining to the Retained Obligations;

(b)all claims of Seller for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets relating to (i) any Income Taxes imposed by any applicable laws on Seller or any combined, unitary, or consolidated group of which Seller is or was a member, (ii) any Taxes with respect to the ownership or operation of the Assets for any taxable year or period, or portion thereof, that ends at or before the Effective Time, (iii) any Taxes with respect to the Excluded Assets, or (iv) those other refunds, and rights to them, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any Hydrocarbon gathering or transportation agreement;

(c)all proceeds, income, Royalties or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Effective Time or (ii) any Excluded Assets;

(d)all Hydrocarbons produced from or attributable to the Subject Interests with respect to all periods prior to the Effective Time, together with all proceeds from the sale of those Hydrocarbons, but excluding all merchantable Hydrocarbons produced prior to the Effective Time constituting linefill or in storage upstream of the applicable sales meter as of the Effective Time;

(e)all of Seller’s proprietary seismic data, geophysical information, core samples, and interpretations of data related to the Assets and Seller work product derived from or intermixed with data related to the Assets;

(f)all of Seller’s proprietary computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(g)all documents and instruments of Seller (i) that may be protected by an attorney-client, work product or other privilege (other than title opinions) or (ii) received from any financial, commercial or legal advisor of Seller (each, an “Advisor”);

(h)all (i) agreements and correspondence between Seller or any of its Affiliates and any Advisor relating to the transactions contemplated in this Agreement; (ii) lists of prospective purchasers for those transactions compiled by Seller or any of its Affiliates or any Advisor; (iii) bids submitted by other prospective purchasers of the Assets; (iv) analyses by Seller or any of its Affiliates or any Advisor of any bids submitted by any prospective purchaser; (v) correspondence between Seller or any of its Affiliates or any Advisor, or any of their respective representatives, and any prospective purchaser other than Buyer; and

(vi) correspondence between Seller or any of its Affiliates or any Advisor or any of their respective representatives with respect to any of the bids, the prospective purchasers, the engagement or activities of any Advisor, or the transactions contemplated in this Agreement;

(i)all data that may not be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements under agreements with Persons not Affiliates of Seller, even if such data is inadvertently disclosed or provided to Buyer (in which case Buyer shall promptly return such data or information to Seller);

(j)except to the extent relating to any Assumed Obligation, all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets;

(k)all corporate, partnership and limited liability company financial and Income Tax books, accounts, records and documents of Seller or any of its Affiliates;

(l)except to the extent relating to any Assumed Obligation, all claims and causes of action of Seller (i) arising from acts, omissions or events related to, or damage to or destruction of, the Assets, occurring prior to the Effective Time; (ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); or (iii) with respect to any of the Excluded Assets or Retained Obligations;

(m)all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity held by, or in favor of, Seller or its Affiliates; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Assets occurring prior to the Closing or pertaining to any Retained Obligations;

(n)all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(o)all amounts resulting from financial derivative contracts or similar agreements used to manage oil, natural gas, products or other commodity prices whether deemed a hedge, non-hedge or ineffective hedge transaction;

(p)all funds held by Seller in suspense accounts related to the Assets to the extent accounted for as an adjustment to the Purchase Price; and

(q)all oil, gas or other mineral reserve reports.

Article III
Purchase Price

Section 3.01Purchase Price.  The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer’s payment to Seller of the sum of ONE HUNDRED THIRTY FIVE MILLION DOLLARS ($135,000,000.00) consisting of (i) Ninety Million Dollars ($90,000,000.00) in cash (“Cash Consideration”) and (ii) 2,114,523 shares of common stock of Buyer Parent, par value $0.0001 per share, in an aggregate amount equal to Forty Five Million Dollars ($45,000,000.00) priced based on a 10% discount to the volume weighted average price as reposted by Bloomberg L.P. during the 15 trading days ending on the most recently completed trading day as of the Execution Date (as such number of shares of common stock of Buyer may be adjusted as a result of any stock dividend or distribution declared or with a record date after the Execution Date and prior to the Closing Date) (“Stock Consideration” and together with the Cash Consideration, the “Unadjusted Purchase Price”), as adjusted in accordance with the provisions of this Agreement (the “Purchase Price”).

Section 3.02Effective Time.  If the transactions contemplated by this Agreement are consummated in accordance with the terms and provisions of this Agreement, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, and effective as of 7:00 a.m. local time where the Assets are located on September 1, 2016 (the “Effective Time”).

Article IV
Title Matters

Section 4.01Special Warranty of Title.  The documents to be executed and delivered by Seller to Buyer transferring title to the Assets as required hereby, including the Assignment and Bill of Sale attached hereto as Exhibit D (the “Assignment”), shall provide for a special warranty of title warranting title by, through and under Seller and/or its Affiliates, but not otherwise, subject to and excepting the Permitted Encumbrances.  As a condition to asserting a valid claim for breach of Seller’s special warranty of title set forth in the Assignments, no later than the date eighteen (18) months after the Closing Date, Buyer may furnish Seller a written notice setting forth any matters which Buyer asserts as a breach of the special warranty of title set forth in the Assignments. Seller shall have a reasonable opportunity, but not the obligation, to cure prior to the date twenty-four (24) months after the Closing Date any breaches of such special warranty of title asserted by Buyer hereunder. Buyer agrees to reasonably cooperate with any attempt by Seller to cure any such Title Defect.  Buyer shall be deemed to have waived all breaches of Seller’s special warranty of title set forth in the Assignments for which Seller has not received on or before the date eighteen (18) months after the Closing Date a written notice from Buyer asserting such breach.

Section 4.02Consents.

(a)Seller shall use commercially reasonable efforts to satisfy all consents to assignment affecting the Assets prior to Closing.  If prior to Closing Buyer discovers Assets affected by a consent to assignment, Buyer shall notify Seller promptly and Seller and Buyer shall use their commercially reasonable efforts to satisfy such consent or obtain waivers with respect thereto prior to Closing.

(b)If a Required Consent has not been obtained as of Closing with respect to an Asset (a “Restricted Asset”), then (1) the Restricted Asset shall not be conveyed at Closing, (2) the Purchase Price shall not be adjusted, (3) Seller shall use commercially reasonable efforts (and Buyer shall assist Seller as reasonably requested) to obtain the consent of the Third Party required thereunder, and (4) Seller shall make the benefit of such Restricted Asset available to Buyer so long as Buyer reasonably cooperates with Seller in connection therewith.  With respect to any such Restricted Asset as to which the necessary approval or consent for the assignment or transfer to Buyer is obtained following Closing, Seller shall transfer such Restricted Asset to Buyer by execution and delivery of an instrument of conveyance substantially in the same form of the Assignment.

Article V
Environmental Matters

Section 5.01NORM.  Buyer acknowledges that some oilfield production equipment comprising the Assets may contain asbestos or naturally occurring radioactive material (“NORM”).  In this regard, Buyer specifically acknowledges that NORM may affix or attach itself to the inside of wellbores, materials and equipment as scale or in other forms, and that wells, materials and equipment comprising the Assets or located on a Lease may contain NORM and that NORM containing materials may have been disposed of on a Lease.  Buyer expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets if and where they may be found, and Buyer assumes Seller’s liability for or in connection with the assessment, remediation, removal, transportation or disposal of any such materials present on the Assets at or after the Effective Time in accordance with all requirements of any Governmental Authority (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY).

Section 5.02Assumption of Environmental Liabilities and Obligations.  Upon Closing, Buyer agrees to assume and pay, perform, fulfill and discharge and release Seller from all Losses relating to environmental conditions in, on or under the Assets attributable to the period of time before, on and after the Effective Time, including any and all liability for (i) the assessment, remediation, removal, transportation and disposal of wastes, asbestos, Hazardous Substances and NORM, (ii) compliance with Environmental Laws in respect of the environmental condition of the Assets as of the Effective Time, and (iii) the obligation to plug and abandon and reclaim, as applicable, the Assets (collectively, the “Assumed Environmental Obligations”).

Article VI
Representations and Warranties of Seller

Seller represents and warrants to Buyer and Buyer Parent that:

Section 6.01Seller’s Existence.  Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.  Seller is qualified to do business and in good standing in the State of Texas.

Section 6.02Legal Power.  Seller has the legal power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party.  The consummation of the transactions contemplated by this Agreement and the Transaction Documents will not:

(a)violate or be in conflict with (i) any provision of Seller’s organizational or other governing documents; (ii) any material agreement or instrument to which Seller is a party or by which Seller is bound that affects any of the Assets; or (iii) any judgment, order, ruling or decree applicable to Seller as a party in interest or any Law applicable to Seller’s interest in any of the Assets; or

(b)result in the creation of any encumbrance on any Asset or give rise to any right of termination, cancellation, or acceleration under any provision of any Material Contract to which Seller is a party (relating to the Assets) or by which any of the Assets may be bound except as would constitute a Permitted Encumbrance.

Section 6.03Execution.  The execution, delivery and performance of this Agreement has been, and the Transaction Documents to which it is a party will be, duly and validly authorized by the requisite limited liability action, as applicable, on the part of Seller.  This Agreement has been duly executed and delivered by Seller (and all Transaction Documents that this Agreement requires to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller at Closing) and this Agreement constitutes (assuming due authorization, execution and delivery by Buyer), and at the Closing the Transaction Documents to which Seller is a party will constitute (assuming due authorization, execution and delivery by Buyer, if Buyer is a party thereto), the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.04Brokers.  No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any Affiliate of Seller for which Buyer or any Affiliate of Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05Solvency; Bankruptcy. Seller is not insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Agreement.  As used in this Section 6.05, “insolvent” means that the sum of Seller’s debts and other probable liabilities exceeds the present fair saleable value of Seller’s assets.  There are no bankruptcy, reorganization, or similar arrangement proceedings pending, or, to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller.

Section 6.06Proceedings.  There is no suit, action, claim, investigation or inquiry by any Person or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding, (in each case) that is pending or, to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller (a) with respect to the Assets, or any of them, or Seller’s ownership thereof or (b) that has materially affected or will materially affect Seller’s ability to consummate the transactions contemplated by this Agreement and the Transaction Documents and perform its obligations hereunder and thereunder, in each case, excluding matters relating to Taxes, which are addressed exclusively under Section 6.08.

Section 6.07Lease Status.  Seller has not received a written notice from any Person other than Buyer of (a) a breach or termination of any Lease or (b) any request or demand for payments, adjustments of payments or performance pursuant to obligations under any Lease.

Section 6.08Taxes.  (a) All material Tax Returns with respect to Severance Taxes and Property Taxes required to be filed have been timely filed and all such Tax Returns are correct and complete in all material respects, and all material Severance Taxes and Property Taxes that have become due and payable (whether or not shown on such Tax Returns) have been paid in full prior to becoming delinquent, except for such Taxes that are being contested in good faith; (b) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any material Severance Tax or Property Tax; (c) there are no administrative or judicial proceedings pending or threatened in writing against the Assets or against Seller relating to or in connection with the Assets by any Governmental Authority with respect to Severance Taxes or Property Taxes; (d) there are no liens on any of the Assets that arose in connection with Seller’s failure (or alleged failure) to pay any Tax (other than statutory liens for Taxes not yet due and payable); and (e)  none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement between Seller and any other Persons, whether owning undivided interests therein or otherwise, that requires a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 6.09Contracts.

(a)(i) To the Seller’s Knowledge, all of the agreements that materially affect the ownership or operation of the Assets (collectively, the “Material Contracts”) are in full force and effect, and (ii) Seller is not (and has not been claimed in writing to be) in default or otherwise in breach with respect to any of its material obligations under any of such Material Contracts and, to Seller’s Knowledge,  no other Person is in default or otherwise in breach with respect to such Person’s material obligations under such Material Contracts.  Except for such matters that would not reasonably be expected to have a Material Adverse Effect, no event has occurred that with notice or lapse of time or both would constitute any default under any such Material Contract by Seller or, to Seller’s Knowledge, by any other Person who is a party to such Material Contract.

(b)All Material Contracts to which Buyer is not also a current party are set forth on Exhibit C including joint ventures, farmin and farmout agreements, exploration agreements, area of mutual interest agreements, participation agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements and any Contract where the primary purpose thereof was to indemnify another Person where such Contract will be binding on Buyer after the Closing.  Copies of such Material Contracts to which Buyer is not also a current party have been made available by Seller to Buyer prior to the Execution Date.

Section 6.10No Violation of Laws.  To Seller’s Knowledge, Seller has not received any written notice from any Governmental Authority alleging a violation of any laws, including Environmental Laws, relating to the Assets.  This Section 6.10 shall not be deemed to include any matters relating to Taxes, which are addressed exclusively under Section 6.08.

Section 6.11No Prepayments.  There have been no advance, take or pay or other prepayments received by Seller with respect to its interest in the Assets that would obligate Seller or Buyer to deliver Hydrocarbon production from the Assets after the Effective Time without receiving full payment.

Section 6.12Consents; Preferential Purchase Rights.  Except for Customary Post-Closing Consents, and except as set forth on Schedule 6.12, there are no consents that are applicable to the transfer of the Assets in connection with this Agreement or the transactions contemplated hereby.  Except as set forth on Schedule 6.12, there are no preferential purchase rights applicable to the transfer of the Assets in connection with this Agreement or the transactions contemplated hereby.

Section 6.13Rights to Production; Dedications.  Except with respect to imbalances, the Caprock Gas Gathering Agreement and any agreement to which Buyer is also a current party, to Seller’s Knowledge, no Person has any call upon, right to purchase, option to purchase or similar rights with respect to any portion of the Hydrocarbons produced from the Assets from and after the Effective Time that is not terminable upon thirty (30) days (or less) notice.  Except for the Caprock Gas Gathering Agreement and any agreement to which Buyer is also a current party, to Seller’s Knowledge, there are no agreements containing a gathering, processing, transportation, purchase or similar dedication or commitment affecting the Subject Interests or the production of Hydrocarbons therefrom.

Section 6.14Investment Representations.

(a)Seller is acquiring the Stock Consideration for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws, subject, however, to such Seller’s right at all times to sell or otherwise dispose of all or any part of the Stock under a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws or under an exemption from such registration available thereunder (including, if available, Rule 144 promulgated thereunder).  Seller is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.  Seller acknowledges that the Stock Consideration has not been registered under the Securities Act or any state securities laws and that the Stock Consideration may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state securities Laws, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to an exemption from registration under the Securities Act and any applicable state securities Laws.

(b)Seller understands that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or state securities laws, the book entries representing the Stock Consideration, and all book entries made in exchange therefor or in substitution thereof, shall bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE.  THEY MAY NOT BE SOLD, OFFERED FOR SALE OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT (WHICH MAY INCLUDE AN OPINION OF COUNSEL) THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

Article VII
Representations and Warranties of Buyer

Buyer and Buyer Parent jointly and severally represent and warrant to Seller that:

Section 7.01Buyer’s and Buyer Parent’s Existence.  Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and is qualified to conduct business and in good standing in each jurisdiction where such qualification is required by Law, except where the failure to be so qualified would not have a Buyer Parent Material Adverse Effect.  Buyer Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is qualified to conduct business and in good standing in each jurisdiction where such qualification is required by Law, except where the failure to be so qualified would not have a Buyer Parent Material Adverse Effect.  Each of Buyer and Buyer Parent has full legal power, right and authority to carry on its respective business as such is now being conducted and as contemplated to be conducted.

Section 7.02Legal Power.  Each of Buyer and Buyer Parent has the legal power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party.  The consummation of the transactions contemplated by this Agreement and the Transaction Documents will not:

(a)violate or be in conflict with (i) any provision of Buyer’s or Buyer Parent’s organizational or other governing documents, (ii) any material agreement or instrument to which Buyer or Buyer Parent is a party or by which Buyer or Buyer Parent is bound, or (iii)

any judgment, order, ruling or decree applicable to Buyer or Buyer Parent as a party in interest or any Law applicable to Buyer or Buyer Parent or any property of Buyer or Buyer Parent; or

(b)result in the creation of any encumbrance or give rise to any right of termination, cancellation, or acceleration under any provision of any note, bond, mortgage, indenture, or other financing instrument to which Buyer or Buyer Parent is a party or by which Buyer or Buyer Parent or any property of Buyer or Buyer Parent is bound, except in the case of clauses (a)(ii), (a)(iii) or (b) where such violation, conflict, encumbrance, termination, cancellation or acceleration would not, individually or in the aggregate, have a Buyer Parent Material Adverse Effect.

Section 7.03Execution.  The execution, delivery and performance of this Agreement by each of Buyer and Buyer Parent has been, and the Transaction Documents to which each of Buyer and Buyer Parent is a party will be, duly and validly authorized by the requisite limited liability company action on the part of Buyer or Buyer Parent.  This Agreement has been duly executed and delivered by Buyer and Buyer Parent (and all Transaction Documents that this Agreement requires to be executed and delivered by Buyer or Buyer Parent at Closing will be duly executed and delivered by Buyer or Buyer Parent, as applicable) and this Agreement constitutes (assuming due authorization, execution and delivery by Seller), and at the Closing the Transaction Documents to which Buyer or Buyer Parent is a party will constitute (assuming due authorization, execution and delivery by Seller, if Seller is a party thereto), the valid and binding obligations of Buyer and Buyer Parent, enforceable against Buyer and Buyer Parent in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 7.04Brokers.  No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer, Buyer Parent or any Affiliate of Buyer or Buyer Parent for which Seller or any Affiliate of Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 7.05Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending or, to Buyer’s Knowledge or Buyer Parent’s Knowledge, threatened against Buyer, Buyer Parent or any Affiliate of Buyer or Buyer Parent.

Section 7.06Proceedings.  No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Buyer Parent or any of its subsidiaries or its or their property is pending or, to the Knowledge of the Buyer Parent or any of its subsidiaries, threatened that could reasonably be expected to have a Buyer Parent Material Adverse Effect, except as set forth in or contemplated in the Buyer Parent Reports or the Offering Memorandum.

Section 7.07Qualifications.  Buyer is now, and after the Closing shall continue to be, qualified with all applicable Governmental Authorities to own and operate the operated Assets and has, and shall maintain, all necessary bonds to own and operate the operated Assets.

Section 7.08Investment.  Buyer is an “accredited investor,” as that term is defined in Regulation D of the Securities Act and will acquire the Assets for its own account and not with a view to a sale or distribution in violation of the Securities Act, and the rules and regulations under that statute, any applicable state blue sky Laws or any other applicable securities Laws.  Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities Laws or the availability of an exemption from such registration.

Section 7.09Funds.  Each of Buyer and Buyer Parent has arranged to have available by the Closing Date sufficient funds to enable Buyer to pay in full the Purchase Price as provided in this Agreement and otherwise to perform its obligations under this Agreement.

Section 7.10Issuance of Stock Consideration. The Stock Consideration when and if issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will be free of any and all liens, pledges, claims, restrictions, charges, preemptive, preferential or similar purchase rights, security interests, hypothecations and or encumbrances of any nature whatsoever, other than (i) restrictions on transfer under applicable state and federal securities laws and (ii) those as are created by or related to Seller.

Section 7.11Independent Investigation.  Buyer is an experienced and knowledgeable investor in the oil and gas business and is aware of its risks.  Buyer has been afforded the opportunity to examine the Records.  Buyer has been advised by and has relied solely upon its own expertise and the expertise of its legal, tax and other professional counsel concerning the Transaction, the Assets and the value thereof.  Buyer acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement, (b) at Closing, Buyer shall have completed, or caused to be completed, its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as Buyer has deemed necessary or appropriate to consummate the transaction. Except for the representations and warranties expressly made by Seller in Article VI of this Agreement or the special warranty of title set forth in the Assignment, Buyer acknowledges that no member of the Seller Indemnitees or any other Person has made, and Buyer has not relied upon, any representations or warranties, express or implied, as to Seller, the Assets or any other matters, including the financial condition, physical condition, environmental conditions, liabilities, operations, business, prospects of or title to the Assets.  Buyer specifically disclaims any obligation or duty by Seller or any member of the Seller Indemnitees to make any disclosures of fact not required to be disclosed pursuant to the express representations and warranties set forth herein and in the Assignment. Buyer understands and acknowledges that neither the SEC nor any federal, state or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Buyer.

Section 7.12SEC Documents; Financial Statements.

(a)Since January 1, 2016, Buyer Parent has filed or furnished all reports, schedules, forms, statements and other documents required to be so filed or furnished by it with the SEC. As of their respective dates (or, if amended, as of the date of such amendment), the

Buyer Parent Reports complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations thereunder (the Exchange Act, together with the Securities Act and the rules and regulations promulgated under such acts, the “Securities Laws”). As of their respective dates (or, if amended, as of the date of such amendment), the Buyer Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)Each of the consolidated balance sheets included in or incorporated by reference into the Buyer Parent Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of Buyer Parent and its consolidated subsidiaries as of its applicable date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Buyer Parent Reports (including any related notes and schedules) was prepared in accordance with GAAP and fairly presents, in all material respects, the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Buyer Parent and its consolidated subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (i) such exceptions as are permitted by Form 10-Q of the SEC and (ii) normal year-end audit adjustments which have not been and are not reasonably expected to be material), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

Section 7.13Controls and Procedures.  Buyer Parent maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed to ensure that information required to be disclosed by Buyer Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms under the Securities Laws.  Buyer Parent and its management have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.  Buyer Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 7.14Absence of Certain Changes.  Since June 30, 2016, there has not occurred any Buyer Parent Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to result in a Buyer Parent Material Adverse Effect.

Section 7.15Government Approvals.  No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution, delivery and performance of this Agreement, and any other Transaction Documents to which it is a party, by Buyer or Buyer Parent or for the consummation by either of Buyer or Buyer Parent of the transactions contemplated hereby and thereby, other than such declarations, filings, registrations, notices, authorizations, consents and approvals the failure of which to receive or provide would not reasonably be expected to have a Buyer Parent Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to materially impair either of Buyer’s or Buyer Parent’s ability to perform its obligations under this Agreement.

Section 7.16Capitalization.

(a)The description of the capitalization of Buyer Parent as set forth in or incorporated by reference in the Offering Memorandum is true and correct in all material respects.

(b)All of the issued and outstanding shares of common stock of Buyer Parent were duly authorized and validly issued in accordance with the organizational documents of Buyer Parent, and are fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.

(c)Except as disclosed in the Buyer Parent Reports or the Offering Memorandum, there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Buyer Parent to issue or sell any equity interests of Buyer Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Buyer Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)Except as disclosed in the Buyer Parent Reports or the Offering Memorandum, Buyer Parent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Buyer Parent on any matter.

(e)Buyer is a wholly-owned subsidiary of Buyer Parent and except as disclosed in the Buyer Parent Reports or the Offering Memorandum, Buyer Parent owns 100% of the interests in Buyer free and clear of all liens other than transfer restrictions imposed by federal and state securities Laws.

(f)Since January 1, 2015, Buyer Parent has not received any notice from the NYSE of delisting or noncompliance with the applicable listing and corporate governance rules and regulations of the NYSE, except as disclosed in the Buyer Parent Reports.

Article VIII
Seller’s Conditions to Close

Section 8.01Seller’s Conditions Precedent. The obligations of Seller to consummate the transaction provided for in this Agreement are subject, at the option of Seller, to the fulfillment or waiver by Seller on or prior to the Closing Date of each of the following conditions:

(a)(i)  All representations and warranties of Buyer and Buyer Parent contained in this Agreement shall be true and correct in all material respects at and as of Closing in accordance with their terms as if such representations and warranties were remade at and as of Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date), and (ii) each of Buyer and Buyer Parent shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer or Buyer Parent at or prior to Closing in all material respects;

(b)No suit, action or other proceeding shall be pending or threatened by any Third Party that (a) seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement or (b) seeks substantial damages in connection with the transactions contemplated hereby and has a reasonable likelihood of success;

(c)The Stock Consideration has been approved for listing by the New York Stock Exchange; and

(d)Buyer shall (i) have delivered to Seller the officer’s certificate described in Section 11.06(g) and (ii) be ready, willing and able to deliver to Seller at the Closing the other documents and items required to be delivered by Buyer under Section 11.06.

Article IX
Buyer’s Conditions to Close

Section 9.01Buyer’s Conditions Precedent. The obligations of Buyer to consummate the transaction provided for in this Agreement are subject, at the option of Buyer, to the fulfillment or waiver by Buyer on or prior to the Closing Date of each of the following conditions:

(a)(i)  All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of Closing in accordance with their terms as if such representations and warranties were remade at and as of Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date) and (ii) Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to Closing in all material respects;

(b)No suit, action or other proceeding shall be pending or threatened by any Third Party that (a) seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement or (b) seeks substantial damages in connection with the transactions contemplated hereby and has a reasonable likelihood of success; and

(c)Seller shall (i) have delivered to Buyer the officer’s certificate described in Section 11.05(g) and (ii) be ready, willing and able to deliver to Buyer at the Closing the other documents and items required to be delivered by Seller under Section 11.05.

Article X
Purchase Price Allocation and Tax Matters

Section 10.01Purchase Price Allocation.

(a)Buyer and Seller acknowledge that, under Section 1060 of the Code (and any similar provision of state, local or foreign law, as appropriate), Buyer and Seller must report information regarding the allocation of the Unadjusted Purchase Price (as adjusted by the Purchase Price Adjustments and plus Assumed Obligations, to the extent properly taken into account under the Code) among the Assets to the United States Secretary of Treasury by attaching Department of Treasury, Internal Revenue Service, Form 8594 to their federal income Tax Returns for the Tax period which includes the Closing Date.  Prior to the date that is 30 days after the Final Statement is finally agreed upon, Buyer and Seller will use their commercially reasonable efforts to mutually agree regarding the allocation of the Purchase Price (plus Assumed Obligations, to the extent properly taken into account under the Code) (the “Allocation Schedule”) and shall prepare their respective Forms 8594 with respect to the transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule.  The initial draft of the Allocation Schedule shall be delivered by Seller to Buyer no fewer than 10 days following the date that the Final Statement is finally agreed upon for Buyer’s approval.  Seller and Buyer shall work in good faith to resolve any disputes relating to the Allocation Schedule within 5 days of receipt by Buyer.  If Seller and Buyer are unable to resolve any such dispute, such dispute shall be resolved promptly by a nationally recognized accounting firm acceptable to Buyer and Seller, the costs of which shall be borne equally by the Parties.  Neither Buyer nor Seller shall take any position inconsistent with the Allocation Schedule, on any Tax Return or otherwise, unless required to do so by applicable Law or a “determination,” within the meaning of Section 1313(a)(1) of the Code; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of such allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such allocation.

Section 10.02Transfer Taxes.  Buyer shall be responsible for the timely payment of, and shall indemnify, defend and hold harmless Seller (and its members, managers, officers, employees and agents) from and against, all Transfer Taxes, if any.  Buyer shall prepare and file when due all necessary documentation and Tax Returns with respect to any such Transfer Taxes; provided, however, that Seller shall cooperate with Buyer and take any action reasonably requested by Buyer that does not cause Seller to incur any cost or inconvenience to minimize any such Transfer Taxes.  Any Transfer Taxes imposed on or paid by Seller shall be promptly reimbursed to Seller by Buyer upon written demand therefor.  For purposes of this Agreement, the term “Transfer Taxes” means any and all Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges arising out of or in connection with the transactions contemplated by this Agreement, including any and all professional costs associated with them and the preparation and filing of their Tax Returns.

Section 10.03Severance and Property Taxes.  For purposes of this Agreement,

(a)Taxes that are attributable to the severance or production of Hydrocarbons, including severance, production and excise Taxes, and utility fees based on volumes of hydrocarbons gathered, or that are imposed on a transactional basis, including sales and use Taxes, in each case, with respect to the ownership or operation of the Assets (together, “Severance Taxes”), shall be deemed attributable to the period during which the production of the Hydrocarbons or the transaction giving rise to such Taxes occurred, as applicable, and liability therefor shall be apportioned between Seller and Buyer as of the Effective Time as if the Tax period ended immediately prior to the Effective Time, with the portion of Severance Taxes attributable to the period ending immediately prior to the Effective Time being allocated to Seller, and the portion of the Severance Taxes attributable to the period beginning on the Effective Time being allocated to Buyer.  Seller shall, in accordance with applicable laws and regulations, pay or withhold or cause to be paid or withheld all such Severance Taxes that are due and payable prior to the Closing Date and shall file all Tax Returns incident thereto that are due prior to the Closing Date.  Buyer shall pay or cause to be paid all such Severance Taxes attributable to any taxable period beginning before the Effective Time that are due and payable from the Closing Date onward and shall file all Tax Returns incident thereto that are due on or after the Closing Date (“Buyer-Prepared Severance Tax Returns”). Buyer shall submit each such Buyer-Prepared Severance Tax Return to Seller for its review and comment no fewer than fifteen (15) days prior to the due date therefor, and Buyer shall timely file each such Buyer-Prepared Severance Tax Return incorporating any comments received from Seller prior to the due date therefor.  The Parties agree that (i) the three immediately preceding sentences of this Section 10.03(a) are intended to solely address the timing and manner in which certain Tax Returns relating to Severance Taxes are filed and the Severance Taxes shown thereon are paid to the applicable taxing authority, and (ii) nothing in such sentences of this Section 10.03(a) shall be interpreted as altering the manner in which Severance Taxes are allocated to and economically borne by the Parties.

(b)All ad valorem, property, and similar Taxes imposed on a periodic basis with respect to the Assets (“Property Taxes”) assessed with respect to a period that begins before, and ends after, the Effective Time (including such Taxes levied for the 2016 Tax year) shall be prorated based on the number of days in such period through the day immediately prior to the day in which the Effective Time occurs and the number of days in such period that occur after such day, with the portion of the Property Taxes attributable to the period ending on the day immediately prior to the day in which the Effective Time occurs being allocated to Seller, and the portion of the Property Taxes attributable to the period beginning on the day in which the

Effective Time occurs being allocated to Buyer.  Property Taxes with respect to the Assets levied with respect to any period that begins after the Effective Time (including such Taxes levied for the 2017 Tax year), shall be allocated to Buyer.  Buyer shall pay or cause to be paid all Property Taxes levied with respect to the 2016 Tax year and shall file all Tax Returns incident thereto (“Buyer-Prepared Property Tax Returns”). Buyer shall submit each such Buyer-Prepared Property Tax Return to Seller for its review and comment no fewer than fifteen (15) days prior to the due date therefor, and Buyer shall timely file each such Buyer-Prepared Property Tax Return incorporating any comments received from Seller prior to the due date therefor.  The Parties agree that (i) the two immediately preceding sentences of this Section 10.03(b) are intended to solely address the timing and manner in which certain Tax Returns relating to Property Taxes are filed and the Property Taxes shown thereon are paid to the applicable taxing authority, and (ii) nothing in such sentences of this Section 10.03(b) shall be interpreted as altering the manner in which Property Taxes are allocated to and economically borne by the Parties.  For the avoidance of doubt, “such Taxes levied with respect to the 2016 Tax year” means the Taxes levied in 2016 that are computed by reference to the assessed valuation that is determined based on the price data related to production in 2015, and “such Taxes levied for the 2017 Tax year” means the Taxes levied in 2017 that are computed by reference to the assessed valuation that is determined based on the price data related to production in 2016.

(c)To the extent the actual amount of a Severance Tax or Property Tax is not known at the time an adjustment is to be made with respect to such Severance Tax or Property Tax, as applicable, pursuant to Section 11.02 or Section 11.03, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Severance Tax or Property Tax for purposes of such adjustment. To the extent the actual amount of a Severance Tax or Property Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Statement as finally determined pursuant to Section 13.01, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Severance Tax or Property Tax that is allocable to such Party under the foregoing provisions of this Section 10.03.

Section 10.04Post-Closing Tax Matters.

(a)After Closing, each of Buyer and Seller shall:

(i)reasonably cooperate and assist the other (A) in preparing any Tax Return relating to any Tax imposed on or with respect to the Assets or the transactions contemplated by this Agreement, and (B) in qualifying for any exemption or reduction in Tax that may be available with respect to the Assets or the transactions contemplated by this Agreement;

(ii)reasonably cooperate in preparing for any audits, examinations or other Tax proceedings by, or disputes with, taxing authorities regarding any Tax on or with respect to the Assets or the transactions contemplated by this Agreement;

(iii)make available to the other, and to any taxing authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed with respect to the Assets or the transactions contemplated by this Agreement; and

(iv)provide timely notice to the other in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the other’s Tax liability under applicable Law or this Agreement (a “Tax Controversy”), and to promptly furnish the other with copies of all correspondence with respect to any Tax Controversy; and allow the other to participate, at its own expense, in any Tax Controversy, and not settle any Tax Controversy without the prior written consent of the other, which may not be unreasonably withheld, conditioned, or delayed.

(b)Any payments made to any party pursuant to this Article X or Article XV shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by Law.

Article XI
The Closing

Section 11.01Time and Place of the Closing.  If the conditions referred to in Article VIII and Article IX of this Agreement have been satisfied or waived in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer, whose address is 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203, or at such other place mutually agreed by the Parties, on October 7, 2016 (the “Scheduled Closing Date”), at 9:00 a.m. local time, or if the conditions referred to in Article VIII and Article IX of this Agreement have not been satisfied or waived in writing by such date, then one (1) Business Day after such conditions have been satisfied or waived (the “Closing Date”).

Section 11.02Adjustments to Purchase Price at the Closing.

(a)The Cash Consideration shall be increased by the following amounts (without duplication):

(i)an amount equal to any costs prepaid by Seller, including rentals and insurance premiums but excluding Income Taxes, Severance Taxes, Property Taxes and Transfer Taxes, to the extent that Buyer will receive the benefits of such prepaid costs and insofar as such prepaid costs relate to periods of time after the Effective Time;

(ii)an amount equal to all Property Expenses incurred and previously paid by Seller (and not reimbursed by Buyer) that are attributable to the period of time from and after the Effective Time;

(iii)the value of all merchantable Hydrocarbons produced prior to the Effective Time that are in storage upstream of the applicable sales meter as of the Effective Time (but not including any Hydrocarbons constituting linefill), such value to be the contract price in effect as of the Effective Time (or if there is no contract price, then the posted price in the field in which such Hydrocarbons were produced or if no such posted price exists for such Hydrocarbons, the average market price posted in the area for such Hydrocarbons in each case for Hydrocarbons of similar quality and grade in effect as of the Effective Time), less all applicable Royalties, expenses, fees, gravity adjustments and transportation expenses necessary to market such production;

(iv)all proceeds actually paid to Buyer from sales of Hydrocarbons that are produced and saved prior to the Effective Time and any other proceeds and revenues paid to Buyer that arise out of the ownership or operation of the Assets prior to the Effective Time;

(v)an amount equal to all Severance Taxes and Property Taxes allocated to Buyer in accordance with Section 10.03 but paid or otherwise economically borne by Seller; and

(vi)any other amounts provided for in this Agreement or agreed by Buyer and Seller.

(b)The Cash Consideration shall be decreased by the following amounts (without duplication):

(i)an amount equal to all Property Taxes and Severance Taxes allocated to Seller in accordance with Section 10.03 but paid or otherwise economically borne by Buyer;

(ii)all proceeds actually paid to Seller from sales of Hydrocarbons (A) that are produced and saved from and after the Effective Time and any other cash receipts of Seller arising out of the ownership or operation of the Assets from and after the Effective Time and (B) contained in storage upstream of the applicable sales meter as of the Effective Time, for which an upward adjustment was made to the Unadjusted Purchase Price pursuant to Section 11.02(a)(iii);

(iii)an amount equal to all Property Expenses incurred and previously paid by Buyer (and not reimbursed by Seller) that are attributable to the Assets and attributable to the period of time prior to the Effective Time;

(iv)an amount equal to all cash in, or attributable to, suspense accounts maintained by Seller relative to the Assets for which Buyer has assumed responsibility under Section 15.02; and

(v)any other amount provided for in this Agreement or agreed by Buyer and Seller.

(c)The adjustments described in Section 11.02(a) and Section 11.02(b) above are referred to as the “Purchase Price Adjustments.”  To the extent that the amount of any Purchase Price Adjustment is not determinable with certainty by Seller prior to the Closing, the amount of such Purchase Price Adjustment shall be determined by Seller based upon Seller’s good faith estimate using accrual basis accounting principles in accordance with GAAP.

Section 11.03Closing Statement.  On or before the Execution Date, Seller has prepared and delivered to Buyer a statement (the “Closing Statement”) using the best information available to Seller at the time and taking into account accruals with respect to amounts not actually received or paid as of the date of the Closing Statement, which sets forth an estimate of the Purchase Price Adjustments.  Prior to Closing, Seller and Buyer shall use their commercially reasonable efforts to agree upon the estimated Purchase Price Adjustments that will be used for determining the Cash Consideration paid at Closing.

Section 11.04Revenues and Expenses.

(a)For purposes of determining the amount of the adjustments to the Cash Consideration provided for in Section 11.02, the principles set forth in this Section 11.04 shall apply.  Except as expressly provided otherwise in this Agreement, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible (by payment, through the adjustments to the Cash Consideration hereunder or otherwise) for all Property Expenses, in each case attributable to the Assets for the period of time prior to the Effective Time.  Except as expressly provided otherwise in this Agreement, Buyer shall be entitled to its rights of ownership (including right to production, proceeds of production, and other proceeds), and shall be responsible (by payment, through the adjustments to the Cash Consideration hereunder or otherwise) for Property Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time.  All Property Expenses attributable to the Assets, in each case that are:  (i) incurred with respect to operations conducted or production produced prior to the Effective Time shall be paid by or allocated to Seller and (ii) incurred with respect to operations conducted or production produced from and after the Effective Time shall be paid by or allocated to Buyer. Notwithstanding the foregoing, (i) Buyer shall be entitled to receive any Unpaid Earn-Out Payments, and (ii) Buyer shall be responsible for all Property Expenses incurred with respect to the Boucher 2-3H well. Such amounts that are received or paid during the Interim Period shall be accounted for in the Closing Statement or Final Statement as applicable.  Such amounts that are received or paid after Closing but prior to the date of the payment under the Final Statement shall be accounted for in the Final Statement.

(b)If, after the Parties’ agreement upon the Purchase Price as adjusted by the Purchase Price Adjustments as reflected in the Closing Statement and the Final Statement, (i) any Party receives monies belonging to the other, including proceeds of production, then such amount shall, within five (5) Business Days after the end of the month in which such amounts were received, be paid over to the proper Party, (ii) any Party pays monies for Property Expenses which are the obligation of the other Party hereto, then such other Party shall, within five (5) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which paid such Property Expenses, (iii) a Party receives an invoice of an expense or obligation (other than an expense or obligation related to Severance Taxes, Property Taxes, Income Taxes or Transfer Taxes) which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iv) an invoice or other evidence of an obligation (other than an expense or obligation related to Severance Taxes, Property Taxes, Income Taxes or Transfer Taxes) is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee.

Section 11.05Actions of Seller at the Closing.  At the Closing, the following documents shall be delivered and the following actions shall be taken by Seller and the documents and actions set forth in Section 11.06 shall be delivered and taken by Buyer, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)execute, acknowledge and deliver to Buyer the Assignment, in sufficient counterparts for filing in each appropriate county, and such other instruments (in form and substance agreed by Buyer and Seller) as may be reasonably necessary to convey the Assets to Buyer (or to a wholly owned subsidiary of Buyer designated by Buyer no later than one (1) Business Day prior to Closing), including appropriate state and federal assignments of record title and operating rights;

(b)upon request of Buyer, execute and deliver to Buyer letters in lieu of transfer or division orders directing all purchasers of Hydrocarbon production from the Subject Interests to make payment of proceeds attributable to such production to Buyer from and after the Effective Time;

(c)execute and deliver to Buyer an acknowledgment of the Closing Statement;

(d)deliver to Buyer (or to a wholly owned subsidiary of Buyer designated by Buyer no later than one (1) Business Day prior to Closing) possession of the Assets (other than the Records);

(e)execute and deliver to Buyer a certificate under Section 1445(b)(2) of the Code providing that Seller is neither a disregarded entity nor a foreign person within the meaning of the Code and the Treasury Regulations promulgated thereunder;

(f)deliver to Buyer recorded or recordable releases of all mortgage liens, security interests and financing statements granted by Seller that encumber the Assets reasonably satisfactory to Buyer, if any;

(g)deliver to Buyer a Closing Certificate dated as of the Closing Date, executed by an executive officer of Seller, certifying that all of the conditions set forth in Section 9.01(a) have been satisfied;

(h)execute and deliver to Buyer the Registration Rights Agreement; and

(i)execute, acknowledge and deliver any other agreements provided for in this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement as may be reasonably requested by Buyer.

Section 11.06Actions of Buyer at the Closing.  At the Closing, the following documents shall be delivered and the following actions shall be taken by Buyer and the documents and actions set forth in Section 11.05 shall be delivered and taken by Seller, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)Buyer shall deliver to Seller the Cash Consideration in immediately available federal funds (with the adjustments and credits provided in Section 11.03) by wire transfer to accounts designated by notice to Buyer from Seller on or before the second Business Day before the Closing;

(b)Buyer Parent shall cause a book entry representing the Stock Consideration to be made in favor of Seller;

(c)Buyer Parent shall deliver a supplemental listing application, duly executed by Buyer Parent and the New York Stock Exchange, authorizing, subject to official notice of issuance, the listing of the Stock Consideration;

(d)Buyer shall execute and deliver to Seller the Registration Rights Agreement;

(e)Buyer shall deliver to Seller a refund of the One Million One Hundred Ninety Nine Thousand Six Hundred Sixty-Three and 57/100 Dollars ($1,199,663.57) prepaid cash call for the Boucher 2-3H Well;

(f)Buyer shall execute and deliver to Seller an acknowledgment of the Closing Statement;

(g)Buyer shall deliver to Seller a Closing Certificate dated as of the Closing Date, executed by an executive officer of Buyer, certifying that all of the conditions set forth in Section 8.01(a) have been satisfied;

(h)Buyer shall take possession of the Assets; and

(i)Buyer shall execute, acknowledge and deliver the Assignment and any other agreements provided for in this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement.

Article XII
Termination

Section 12.01Right of Termination.  This Agreement may be terminated at any time at or prior to the Closing:

(a)by written consent of Buyer and Seller;

(b)by Seller, if the conditions set forth in Article VIII have not been satisfied or waived by Seller by the Outside Date; or

(c)by Buyer, if the conditions set forth in Article IX have not been satisfied or waived by Buyer by the Outside Date or if there has been a Financing Failure;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b) or (c) above if that Party is at the time in material breach of any provision of this Agreement; and provided, further that Buyer shall not be deemed to be in material breach of this Agreement if Buyer fails to consummate the Closing on or before the Outside Date solely due to a Financing Failure so long as Buyer has otherwise complied with its obligations under this Agreement.

Section 12.02Effect of Termination.

(a)If the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 12.01, then this Agreement shall be null and void (except for the provisions of Article I, this Article XII, Section 13.05, Article XVII, and Article XVIII (other than Section 18.02, Section 18.04 and Section 18.14), all of which shall survive and continue in full force and effect indefinitely).

(b)In the event that (i) all conditions precedent to the obligations of Seller set forth in Article VIII have been satisfied or waived by Seller (or would have been satisfied except for the breach or failure of any of Seller’s representations, warranties or covenants hereunder) and (ii) the Closing has not occurred solely as a result of the material breach or failure to be true and correct in all material respects of any of Seller’s representations, warranties or covenants hereunder, including, if and when required, Seller’s obligations to consummate the transactions contemplated hereunder at Closing, then Buyer shall be entitled to exercise any rights at law or in equity that Buyer may be entitled to, including rights to specific performance of this Agreement.

(c)In the event that (i) all conditions precedent to the obligations of Buyer set forth in Article IX have been satisfied or waived by Buyer (or would have been satisfied except for the breach or failure of any of Buyer’s or Buyer Parent’s representations, warranties or covenants hereunder) and (ii) the Closing has not occurred solely as a result of the breach or failure to be true and correct in all material respects of any of Buyer’s or Buyer Parent’s representations, warranties or covenants hereunder, including, if and when required, Buyer’s and Buyer Parent’s obligations to consummate the transactions contemplated hereunder at Closing, then Seller shall be entitled to exercise any rights at law or in equity that Seller may be entitled to, including rights to specific performance of this Agreement; provided however, that if this Agreement is terminated pursuant to Section 12.01 following the Outside Date because Closing failed to occur solely due to a Financing Failure, and Buyer and Buyer Parent have otherwise not breached or failed to perform any of its representations, warranties or covenants hereunder in a manner that would cause the failure of a condition set forth in Article VIII, Seller shall not be entitled to exercise any rights at law or in equity against Buyer or Buyer Parent and this Agreement shall be null and void.

Section 12.03Buyer’s and Seller’s Right to Specific Performance. If Buyer or Seller has the right to terminate this Agreement pursuant to Section 12.01(b) or Section 12.01(c), as applicable, then, subject to Section 12.02(b) or Section 12.02(c), as applicable, such Party may, in lieu of terminating this Agreement, pursue the remedy of specific performance of this Agreement (subject to the limitation in the last sentence of Section 12.02(c)).

Section 12.04Damages.  Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to receive any punitive, indirect or consequential damages unless they are a part of a Third-Party claim for which a Party is seeking indemnification under this Agreement, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY, other than (a) loss of profits, consequential damages or punitive damages suffered by any Third Party for which responsibility is allocated among the Parties under the terms hereof and (b) any liability, loss, damages, cost, costs of collection settlement and enforcement, expense, claim, award, or judgment for the benefit of any member of the Seller Indemnitees constituting diminution in value of the Stock Consideration as the result of any breach of a Buyer Parent Financial Representation.

Article XIII
Post-Closing Obligations

Section 13.01Final Accounting Statement.

(a)On or before the ninetieth (90th) day after the Closing Date, Buyer shall prepare and deliver to Seller a revised Closing Statement setting forth a detailed calculation of the actual Purchase Price Adjustments (the “Accounting Statement”).  The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Closing Date and the allocation of revenues and expenses as determined in accordance with Section 11.02.  Buyer shall provide Seller such data and information as Seller reasonably may request supporting the amounts reflected on the Accounting Statement to permit Seller to comment on the Accounting Statement.  The Accounting Statement shall become final and binding on the Parties on the 31st day following receipt by Seller (the “Final Settlement Date”) unless Seller gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to that date, and on the Final Settlement Date, the Accounting Statement will be final and binding with respect to all matters other than those specified in a Notice of Disagreement.  To the extent that Buyer has provided all necessary supporting documentation reasonably requested by Seller with respect to the Accounting Statement, any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted.  If a Notice of Disagreement is received by Buyer in a timely manner, then the Parties shall resolve the Dispute evidenced by the Notice of Disagreement in accordance with Article XVII.

(b)If the amount of the Cash Consideration, as adjusted pursuant to this Agreement, as set forth on the Final Statement exceeds the amount of the Cash Consideration, as adjusted pursuant to this Agreement, paid at the Closing, then Buyer shall pay to Seller the amount by which the Cash Consideration, as adjusted pursuant to this Agreement, as set forth on the Final Statement exceeds the amount of the Cash Consideration, as adjusted pursuant to this Agreement, paid at the Closing on or before the third (3rd) Business Day after the Final Settlement Date (or within the third (3rd) Business Day of resolution of the Final Statement by an Independent Expert, if applicable).  If the amount of the Cash Consideration, as adjusted pursuant to this Agreement, as set forth on the Final Statement is less than the amount of the Cash Consideration, as adjusted pursuant to this Agreement, paid at the Closing, then Seller shall refund to Buyer the amount by which the Cash Consideration, as adjusted pursuant to this Agreement, as set forth on the Final Statement is less than the amount of the Cash Consideration, as adjusted pursuant to this Agreement, paid at the Closing on or before the third (3rd) Business Day after the Final Settlement Date (or within the third (3rd) Business Day of resolution of the Final Statement by an Independent Expert, if applicable).  For purposes of this Agreement, the term “Final Statement” means (i) the final Accounting Statement as finalized pursuant to Section 13.01(a), or (ii) upon resolution of any Dispute regarding a Notice of Disagreement, the final Accounting Statement reflecting those resolutions.

(c)The Parties agree that any and all payments pursuant to this Agreement shall, to the maximum extent permitted by applicable Law, be treated for all Tax purposes as an adjustment to the Purchase Price.

Section 13.02Records.  Seller shall use commercially reasonable efforts to deliver promptly following the Closing (and in no event later than ten (10) Business Days following the Closing Date) the Records that are in the possession of Seller and/or its Affiliates.  Seller shall have the right to retain copies of any of the Records and the rights granted under Section 18.04.

Section 13.03Further Cooperation.  After the Closing Date, Seller and Buyer, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other reasonably may request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.  After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party under this Agreement and to have all expenditures to be made with respect to the Assets be made by the proper Party under this Agreement, in each case, as provided for in Section 11.04.

Section 13.04SEC Filings.  From and after the Closing Date until March 31, 2018 (the “Records Period”), Seller shall, and shall cause its Affiliates and their respective officers, directors, managers, employees, agents and representatives to, provide reasonable cooperation to Buyer, its Affiliates and their agents and representatives to assist Buyer and its auditors in obtaining all financial information related to the Assets for the period prior to the Closing Date that is necessary for Buyer to prepare and obtain the audit of any financial statements relating to the Assets to the extent required to be filed (such filings, the “Filings”) by Buyer or its Affiliates with the SEC pursuant to the Securities Act and the rules and regulations thereunder or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.  During the Records Period, Seller agrees to make available to Buyer and its Affiliates and their agents and representatives any and all non-privileged (with respect to Seller) books, records, information and documents that are attributable to the Assets in Seller’s or its Affiliates’ possession or control and access to Seller’s and its Affiliates’ personnel, in each case as reasonably required by Buyer, its Affiliates and their agents and representatives in order to prepare, if required, in connection with the Filings and corresponding financial statements, along with any documentation attributable to the Assets required to complete any audit associated with such financial statements.  During the Records Period, Seller shall, and shall cause its Affiliates to, provide reasonable cooperation to the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with any audit by Buyer’s Auditor of any financial statements of Seller or its Affiliates with respect to the Assets that Buyer or any of its Affiliates requires to comply with the requirements of the Securities Act or Exchange Act with respect to any Filings.  During the Records Period, Seller and its Affiliates shall retain all books, records, information and documents in its possession that would reasonably be expected to be necessary in connection with the preparation and audit of financial statements with respect to the Assets as provided in this Section 13.04.  Buyer shall indemnify, defend and reimburse Seller and Seller’s representatives and agents for its reasonable out-of-pocket costs, including fees of any independent auditor, consultants incurred by Seller in complying with the provisions of this Section 13.04.

Section 13.05Confidentiality.  All data and information, whether written, electronic or oral, obtained from Seller in connection with the Transaction, including the Records, whether obtained by Buyer before or after the execution of this Agreement, and data and information generated by Buyer in connection with the Transaction (collectively, the “Information”), is deemed by the Parties to be confidential and proprietary to Seller until the Closing.  Until the Closing, except as permitted by Section 18.03 or as required by Laws or stock exchange rule or regulation, Buyer and its officers, agents and representatives will hold in strict confidence all Information, except any Information which:  (i) at the time of disclosure to Buyer by Seller is in the public domain; (ii) after disclosure to Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer; (iii) was rightfully in Buyer’s possession at the time of disclosure to Buyer by Seller; (iv) Buyer rightfully receives from third parties free of any obligation of confidence; or (v) is developed independently by Buyer without the Information.

Article XIV
INTERIM COVENANTS

Section 14.01Interim Covenants.  From and after the Execution Date until the Closing, except as expressly contemplated by this Agreement, Seller shall: (a) subject to adjustment as provided in Section 11.02, pay or cause to be paid Seller’s proportionate share of all Property Expenses incurred in connection with the ownership or operations of the Assets in compliance with Section 11.04; (b) (i) not affirmatively terminate any Material Contract, (ii) not enter into an agreement that, if in existence on the date of this Agreement would be a Material Contract, or (iii) not materially amend or change the terms of any Material Contract; (c) not transfer, sell, mortgage, farmout, hypothecate, pledge or otherwise dispose of any portion of the Assets other than the sale or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Subject Interests or for which replacement equipment has been obtained; (d) not affirmatively release, terminate or materially amend any Lease, Easement, permit or license; (e) maintain insurance coverage on the Assets in the amounts and of the types presently in force; (f) not incur any indebtedness or take or fail to take any action that would cause a lien or encumbrance to arise or exist on the Assets or otherwise allow a lien to attach to or encumber the Assets or any thereof; (g) not grant or create any preferential right to purchase, right of first refusal, preferential purchase right, right of first negotiation, option, or transfer restriction or similar right, obligation, or requirement, with respect to the Assets; and (i) to the extent Seller has Knowledge thereof, use commercially reasonable efforts to timely inform Buyer of all matters it considers in good faith to be material developments affecting any of the Assets.

Section 14.02Buyer Parent Financing.

(a)Buyer Parent shall use reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, proper and advisable to consummate the Buyer Parent Financing on the terms and conditions set forth in the Offering Memorandum and Securities Purchase Agreement, including the satisfaction or receipt of a timely waiver of all conditions to the Buyer Parent Financing that are within the control of Buyer Parent and the compliance of Buyer Parent with its obligations under the Securities Purchase Agreement.  Buyer Parent agrees to use commercially reasonable efforts to assert any rights available to Buyer Parent under the Securities Purchase Agreement to enforce the terms of the Securities Purchase Agreement in the event of any breach by any other party thereto in order to cause the closing and funding of the Buyer Parent Financing.

(b)Buyer Parent shall keep Seller informed with respect to all material activity concerning the status of the Buyer Parent Financing.

Article XV
Obligations and Indemnification

Section 15.01Retained Obligations.  Provided that the Closing occurs and subject to Buyer’s indemnification obligations set forth in Section 15.03, Seller shall retain all Losses related to (a) the mispayment or non-payment of Royalties, overriding royalties, net profits interests and other similar burdens on production (in each case) attributable to the Assets and accruing prior to the Effective Time but only to the extent that Buyer has provided Seller with a timely Claim Notice in accordance with Section 15.06 prior to the date that is twelve (12) months following the Closing, (b) (i) Income Taxes imposed by any applicable laws on Seller or any combined, unitary, or consolidated group of which Seller is or was a member, (ii) Severance Taxes and Property Taxes allocated to Seller pursuant to Section 10.03 (taking into account, and without duplication of, (A) Severance Taxes and Property Taxes effectively borne by Seller as a result of adjustments to the Unadjusted Purchase Price made pursuant to Section 11.02, Section 11.03 or 13.01, as applicable, and (B) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 10.03(c)), and (iii) Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets, but in each case only to the extent that Buyer has provided Seller with a timely Claim Notice in accordance with Section 15.06 prior to the expiration of the applicable statute of limitations, (c) any Property Expenses for which Seller is responsible pursuant to Section 11.04, but only to the extent that Buyer has provided Seller with a timely Claim Notice in accordance with Section 15.06 prior to the date that is twelve (12) months following the Closing and (d) the Excluded Assets (collectively, the “Retained Obligations”).

Section 15.02Assumed Obligations.  Provided that the Closing occurs and subject to, Seller’s indemnification obligations set forth in Section 15.04, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation of the Assets (other than the Retained Obligations), whether attributable to periods before, at or after the Effective Time, including those arising out of (a) the terms of the Easements, Contracts, Leases, Personal Property or Subject Interests comprising part of the Assets; (b) suspense accounts; (c) the condition of the Assets, regardless of whether such condition arose before or after the Effective Time; (d) the Assumed Environmental Obligations; (e) the Retained Obligations set forth in Section 15.01(a) to the extent that Buyer does not provide Seller with a Claim Notice complying with Section 15.06 on or before the day that is twelve (12) months after the Closing; (f) all liability for any Taxes that are specifically allocated to the Buyer pursuant to Section 10.03; (g) any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement; and (h) any Retained Obligation as to which Seller does not have, or no longer has, an obligation to indemnify Buyer in accordance with the terms of this Agreement (collectively, the “Assumed Obligations”).

Section 15.03Buyer’s and Buyer Parent’s Indemnification.  PROVIDED THAT THE CLOSING OCCURS, BUYER AND BUYER PARENT hereby JOINTLY AND SEVERALLY RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, LOSSES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING THOSE INVOLVING THEORIES OF NEGLIGENCE (of any degree), STRICT LIABILITY, or other legal fault OR PRE-EXISTING DEFECTS AND INCLUDING COURT COSTS AND ATTORNEYS’ FEES) (COLLECTIVELY, THE “LOSSES” OR IN THE SINGULAR, A “LOSS”), even if such Losses were CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES, AS A RESULT OF, ARISING OUT OF, OR RELATED TO:

(a)THE ASSUMED OBLIGATIONS;

(b)any breach of representations or warranties made by Buyer or BUyer Parent in this Agreement or in the certificate delivered by Buyer pursuant to Section 11.06(b); OR

(c)any breach of any covenants or agreements of Buyer or Buyer Parent under this Agreement.

Section 15.04Seller’s Indemnification.  PROVIDED THAT THE CLOSING OCCURS, SELLER hereby RELEASES, DEFENDS, INDEMNIFIES AND HOLDS HARMLESS BUYER AND ITS AFFILIATES, AND ITS AND THEIR OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, PARTNERS, REPRESENTATIVES, MEMBERS AND SHAREHOLDERS (COLLECTIVELY, THE “BUYER INDEMNITEES”)

FROM AND AGAINST ANY AND ALL LOSSES, even if such Losses were CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES, AS A RESULT OF, ARISING OUT OF, OR RELATED TO:

(a)THE Retained OBLIGATIONS;

(b)any breach of representations or warranties made by Seller in this Agreement or in the certificate delivered by SELLER pursuant to Section 11.05(c); OR

(c)any breach of any covenants or agreements of Seller under this Agreement.

Section 15.05Limitations on Indemnity.

(a)The Parties indemnification obligations under Section 15.03 and Section 15.04 shall be subject to the limitations set on survival as set forth in Section 18.14;

(b)In no event shall Seller be obligated to indemnify Buyer until the aggregate costs associated with all claims under Section 15.04(b) (other than Seller’s Fundamental Representations), exceed a threshold percentage of one and one-half percent (1.5%) of the Unadjusted Purchase Price, it being intended by the Parties that in such circumstances Seller be obligated only to the extent of those costs exceeding one and one-half percent (1.5%) of the Unadjusted Purchase Price.

(c)In no event shall Seller’s aggregate indemnification liability (i) under Section 15.04(b) (other than Seller’s Fundamental Representations), exceed an amount equal to ten percent (10%) of the Unadjusted Purchase Price or (ii) under this Agreement exceed the Unadjusted Purchase Price.

(d)Buyer shall have no liability pursuant to Section 15.03 for any Loss to the extent there has been an upward adjustment to the Purchase Price therefor pursuant to Section 11.02.

(e)Seller shall have no liability pursuant to Section 15.04 for any Loss to the extent there has been a downward adjustment to the Purchase Price therefor pursuant to Section 11.02.

(f)EFFECTIVE UPON CLOSING AND EXCEPT FOR BUYER’S RIGHTS WITH RESPECT TO THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT, THE REMEDIES UNDER THIS Article XV SHALL BE THE PARTIES’ SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY Loss or claim of Losses arising out of or related to this Agreement or the documents executed as part of the transaction contemplated by this Agreement.  Except for the remedies contained in this Article XV and the Special Warranty of Title contained in the Assignment, upon Closing, Buyer waives, releases, remises and forever discharges, and shall cause each member of the Buyer Indemnitees to waive, release, remise and forever discharge, each member of the Seller Indemnitees from any and all Losses, suits, legal or administrative proceedings, claims, demands, damages, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in law or in equity, known or unknown, which any member of the Buyer Indemnitees might now or subsequently may have, based on, relating to or arising out of the negotiation, performance and consummation of this Agreement or the transactions contemplated hereunder or any member of the Seller Indemnitees’s ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, including rights to contribution under CERCLA or any other Environmental Law, breaches of statutory and implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, any rights under insurance policies issued or underwritten by any member of the Buyer indemnitees and any rights under agreements among any members of the Seller indemnitees, even if caused in whole or in part by the negligence (whether gross, sole, joint, active, passive, comparative or concurrent), strict liability or other legal fault of any released Person, invitees or third parties. Without limiting the generality of the immediately preceding sentence, Buyer agrees, and shall cause each member of the Buyer Indemnitees to agree, that from and after Closing the sole and exclusive remedies of the Buyer Indemnitees with respect to any member of the Seller Indemnitees’s breach of representations, warranties, covenants and agreements herein or in the other agreements and instruments delivered in connection with the transactions contemplated hereunder and thereunder shall be (A) the rights to indemnity under Section 15.04, as limited by the terms of this Article XV, (B) the rights of Seller under the Special Warranty of Title contained in the Assignment, as limited by the terms of this Agreement, and (C) the right to specific performance for the breach or failure of the other Party to perform its obligations required to be performed after Closing as set forth in Article XII.  No Party or Person is asserting the accuracy, completeness, or truth of any representation and warranty set forth in this Agreement; rather the Parties have agreed that should any representation or warranty of any Party prove inaccurate, incomplete or untrue, the other Party shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort or otherwise) are permitted to any Party hereto as a result of the failure, breach, inaccuracy, incompleteness or untruth of any such representation and warranty.

(g)Any claim for indemnity under this Article XV by any current or former Affiliate, stockholder, member, officer, director, employee, agent, lender, advisor, representative, accountant, attorney and consultant of any Party must be brought and administered by the applicable Party to this Agreement. No Indemnified Party other than Seller and Buyer shall have any rights against Seller or Buyer under the terms of this Article XV except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Article XV. Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Party’s affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Party for any action or inaction under this subpart (g).

(h)Notwithstanding anything in this Agreement to the contrary, if the Closing occurs, in no event shall any member of the Buyer Indemnitees be entitled to assert the breach or failure of any representation, warranty or covenant of any member of the Seller Indemnitees or any condition precedent of Buyer in this Agreement or any related document or any certificate delivered pursuant hereto or thereto as a basis for a claim for indemnification or defense under this Article XV to the extent that Buyer had knowledge of such breach or failure prior to the Closing Date and Buyer shall be deemed to have waived any claim for breach of a covenant, representation or warranty or for indemnity hereunder related thereto.

(i)Subject to the terms hereof, each Indemnified Party shall make reasonable efforts to mitigate or minimize all Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder. If an Indemnified Party fails to so mitigate any indemnifiable Losses under the preceding sentence, such Indemnified Party shall have no right to indemnity hereunder with respect to such Losses and the Indemnifying Party shall have no liability for any portion of such Losses that reasonably could have been avoided, reduced or mitigated had the Indemnified Party made such reasonable efforts.

(j)The Parties shall treat, for U.S. federal and applicable state and local income tax purposes, any amounts paid or received under this Article XV as an adjustment to the Adjusted Purchase Price, unless otherwise required by applicable Laws.

(k)Except to the extent of claims and rights expressly included as part of the Assets, nothing in this Agreement is intended to limit or otherwise waive any recourse Seller may have against any Person that is not a member of the Seller Indemnitees for any Losses, obligations or liabilities that may be incurred with respect to ownership or operation of the Assets, the Assumed Obligations or the Retained Liabilities.

(l)To the extent of the indemnification obligations in this Agreement, Buyer and Seller hereby waive for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for Losses for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.

Section 15.06Notices and Defense of Indemnified Matters.

(a)For purposes of this Agreement, the term “Indemnifying Party” when used in connection with particular Losses shall mean the Party having an obligation to indemnify another Person with respect to such Losses pursuant to this Agreement, and the term “Indemnified Party” when used in connection with particular Losses shall mean the Persons having the right to be indemnified with respect to such Losses by the Indemnifying Party pursuant to this Agreement.

(b)To make a claim for indemnification under any of Section 15.03 or Section 15.04, an Indemnified Party must notify the Indemnifying Party of its claim under this Section 15.06, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided, however, that except as provided in Section 18.14, the failure of any Indemnified Party to give timely notice of a Claim as provided in this Section 15.06 shall relieve the Indemnifying Party of its obligations under Section 15.03 or Section 15.04 (as applicable) to the extent and then only to the extent that failure materially prejudices the Indemnifying Party’s ability to defend against the Claim.

(c)In the case of a claim for indemnification based upon a Claim, the Indemnifying Party, on or before the 30th day after its receipt of the Claim Notice, shall notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the Claim at the sole cost and expense of the Indemnifying Party.  Any failure by the Indemnifying Party to admit or deny its liability to defend the Indemnified Party shall be deemed to be a denial by the Indemnifying Party as to its liability or obligation to defend the Indemnified Party.  The Indemnified Party is authorized, prior to and before the expiration of this 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)If the Indemnifying Party admits its liability to defend the Indemnified Party, the Indemnifying Party shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including, subject to the terms herein, any compromise or settlement of the Claim.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 15.06.  Without the written consent of the Indemnified Party, an Indemnifying Party shall not (i) settle any Claim or consent to the entry of any judgment with respect to any Claim which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect any Claim in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)If the Indemnifying Party does not admit its liability to defend the Indemnified Party or admits its liability to defend the Indemnified Party but fails diligently to prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability to defend the Indemnified Party and assume the defense of the Claim at any time prior to its settlement or final determination.  If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party for a Claim, the Indemnified Party shall notify the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option, on or before the tenth (10th) day following receipt of that notice (i) to admit in writing its liability to defend the Indemnified Party for the Claim, and (ii) if its liability to defend the Indemnified Party is so admitted, to reject, in its reasonable judgment, the proposed settlement.  If the Indemnified Party settles any Third Party Claim over the objection of the Indemnifying Party after the Indemnifying Party has timely admitted its obligation for indemnification in writing and assumed the defense of the Third Party Claim, the Indemnified Party shall be deemed to have waived any right to indemnity with respect to the Third Party Claim.

(f)In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice (i) to cure the Losses complained of, (ii) to admit its liability for those Losses, or (iii) to dispute the claim for those Losses.  If the Indemnifying Party does not notify the Indemnified Party within this 30-day period that it has cured the Losses, admits its liability for such Losses or disputes the claim for those Losses, then the Indemnifying Party shall be deemed to be disputing the claim for such Losses.

Article XVI
Limitations on Representations and Warranties

Section 16.01Disclaimers of Representations and Warranties.  The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory with respect to the Assets or the transactions contemplated by this Agreement.

Section 16.02Sale “As Is” “Where Is”.  SUBJECT TO BUYER’S REMEDIES FOR ANY BREACH BY SELLER OF ITS EXPRESS REPRESENTATIONS OR WARRANTIES HEREIN, IF CLOSING OCCURS (A) BUYER WILL ACCEPT THE PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN “AS IS-WHERE IS” BASIS, AND (B) BUYER FOREVER RELEASES SELLER FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING, REGARDLESS OF WHETHER CAUSED BY OR ATTRIBUTABLE TO SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, FAULT, OR STRICT LIABILITY, AND REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH SELLER’S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES BEFORE OR AT THE CLOSING.  WITHOUT LIMITING THE FOREGOING BUT SUBJECT TO BUYER’S REMEDIES FOR ANY BREACH BY SELLER OF ITS EXPRESS REPRESENTATIONS OR WARRANTIES HEREIN, BUYER WAIVES ANY RIGHT TO RECOVER FROM SELLER AND FOREVER RELEASES AND DISCHARGES SELLER AND AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD SELLER INDEMNITEES HARMLESS FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, INCLUDING ATTORNEYS’ FEES AND COSTS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING OR ANY LAW OR REGULATION APPLICABLE TO THE ASSETS, INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. § 9601 et. seq.), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. § 6901 et. seq.), THE CLEAN WATER ACT (33 U.S.C. §§ 466 et. seq.), THE SAFE DRINKING

WATER ACT (14 U.S.C. §§ 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. § 7401 et. seq.), AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990, AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, SELLER’S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES AT OR PRIOR TO THE CLOSING, AND REGARDLESS OF WHETHER ATTRIBUTABLE TO THE STRICT LIABILITY OF SELLER OR TO THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OF SELLER, EVEN IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER PRIOR TO CLOSING.

Section 16.03DISCLAIMER REGARDING THE ASSETS.  EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN Article VI, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES (and Buyer acknowledges it is not relying on), ANY COVENANT, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY BUILDINGS, FACILITIES, WELLS, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL/MOVABLE PROPERTY CONSTITUTING PART OF THE ASSETS (COLLECTIVELY, THE “TANGIBLE PROPERTY”), INCLUDING (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM HIDDEN DEFECTS OR OTHER DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW IN EFFECT NOW OR IN THE FUTURE, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT THE TANGIBLE PROPERTY SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.  BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE TANGIBLE PROPERTY AS BUYER DEEMS APPROPRIATE AND BUYER WILL ACCEPT THE TANGIBLE PROPERTY AS IS, WHERE IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

Section 16.04DISCLAIMER REGARDING INFORMATION.  EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN Article VI, SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES, AND ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN, ELECTRONIC OR ORAL) NOW, IN THE PAST OR IN THE FUTURE FURNISHED TO BUYER BY OR ON BEHALF OF SELLER (INCLUDING ANY INFORMATION CONTAINED IN TITLE OPINIONS PROVIDED BY SELLER) OR

(b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

Section 16.05Compliance With Express Negligence Rule.  THE PARTIES AGREE THAT THE OBLIGATIONS OF THE INDEMNIFYING PARTY TO INDEMNIFY THE INDEMNIFIED PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PARTY, WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE, EXCEPT TO THE EXTENT SUCH LOSSES WERE OCCASIONED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT THEREOF, IT BEING THE PARTIES’ INTENT THAT LOSSES ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS THEREOF NOT BE COVERED BY THE INDEMNIFICATIONS SET FORTH IN THIS AGREEMENT. The foregoing is a specifically bargained for allocation of risk between the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirements under applicable Laws.

Article XVII
Dispute Resolution

Section 17.01Scope; Appointment of Independent Expert.  All disputes among the Parties regarding calculation of the Final Statement or revisions thereto (“Disputes”) shall be exclusively and finally resolved pursuant to this Article XVII.  If the Parties are unable to reach resolution as to any such outstanding Dispute within five (5) days following delivery of a written notice from either Buyer or Seller to the other Party that Buyer or Seller, as applicable, intends to submit such Dispute to the Independent Expert for resolution pursuant to this Article XVII, then either Party may, by written notice to the other Party (an “Election Notice”), elect to submit such Dispute to a single arbitrator (the “Independent Expert”), who shall be selected by mutual agreement of Buyer and Seller within fifteen (15) days after the delivery of such Election Notice.  The Independent Expert shall be a senior partner of an independent accounting firm mutually agreeable to Buyer and Seller and shall not have had a substantial relationship with any Party or any Affiliate of either Party during the two (2) years prior to such selection. In the event the Parties cannot mutually agree upon an Independent Expert within fifteen (15) days of the delivery of the Election Notice, the Independent Expert shall be selected as would a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”).  If any Independent Expert should die, withdraw or otherwise become incapable of serving or refuse to serve, a successor arbitrator shall be selected in the same manner as the Independent Expert.

Section 17.02Additional Procedures.  All proceedings under this Article XVII shall be held in Midland, Texas and shall be conducted in accordance with the Rules, to the extent such Rules do not conflict with the terms of this Article XVII.  The Independent Expert’s final determination shall be made within twenty-one (21) days after submission of the matters in dispute to the Independent Expert, shall be in writing, and shall set forth findings and conclusions upon which the Independent Expert based the award.  The Independent Expert shall agree to comply with the provisions set forth in this Section 17.02 before accepting appointment.  In making its determination, the Independent Expert shall be bound by terms of this Agreement, to the extent applicable, and, subject to the foregoing, may consider such other matters as in the opinion of the Independent Expert are necessary to make a proper determination.  The Independent Expert, however, may not determine that (a) the value of an upward adjustment to the Purchase Price is greater than the amount claimed by Seller, or (b) the value of a downward adjustment to the Purchase Price is greater than the amount claimed by Buyer.  The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed calculation of the Final Statement or revisions thereto submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter.  Seller and Buyer shall each bear their own legal fees and other costs.  Seller and Buyer shall each bear one-half (1/2) of the costs and expenses of the Independent Expert.

Section 17.03Binding Nature.  The decision and award of the Independent Expert with respect to any arbitration under this Article XVII shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by either Party as a final judgment of such court.

Section 17.04Confidentiality.  Except to the extent necessary to enforce a decision and award of the Independent Expert, to enforce other rights of the Parties hereunder, or as required by applicable Law or the rules of any stock exchange on which the securities of either Party or any of its Affiliates are listed or are in the process of being listed, the Independent Expert and Parties, and their counsel, consultants and other representatives, shall maintain as confidential the fact any proceedings are ongoing, or have been completed, under this Article XVII, any decision and award of the Independent Expert and all documents prepared and submitted by either Party, or its counsel, consultants and other agents and representatives, in connection with any proceedings under this Article XVII.

Article XVIII
Miscellaneous

Section 18.01Expenses.  Except as otherwise provided in this Agreement, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 18.02Filings, Notices and Certain Governmental Approvals.  Promptly after Closing, Buyer shall (a) record the Assignment of the Assets, all state/federal assignments and any lien releases related to the Assets executed or delivered at the Closing in all applicable real property records or, if applicable, all state or federal agencies; (b) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer; and (c) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the liabilities assumed by Buyer under this Agreement, that have not been obtained prior to Closing; provided that Buyer shall not be required to incur any liability to pay any money in order to comply with Section 18.02(c).  Buyer shall take any and all action reasonably required by any Governmental Authority to obtain unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.  Seller shall use its commercially reasonable efforts to assist and cooperate with Buyer in furtherance of Buyer’s efforts pursuant to this Section 18.02.

Section 18.03Announcements.  Prior to making any press release or public announcement with respect to this Agreement or the transaction represented herein, the Party desiring to make such press release or public announcement shall consult in good faith with the other Party and seek comments from such other Party with respect to the press release or public announcement (which comments shall be considered in good faith by the proposing Party); provided, however, no Party may specifically identify the other Party in any press release or public announcement without the express, written prior approval of such other Party; provided, further, that nothing contained in this Section 18.03 shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to this Agreement or the transaction represented herein (including the names of the parties to this Agreement) to the extent, and then only to the extent, required by applicable Law or necessary to comply with disclosure requirements of the SEC, New York Stock Exchange, or any other regulated stock exchange.

Section 18.04Document Retention.  As used in this Section 18.04, the term “Documents” means all files, documents, books, Records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller retained either the original or a copy of), including financial accounting and Tax records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date.  Buyer shall retain and preserve the Documents for a period of no less than seven (7) years following the Closing Date, and shall allow Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period.  Seller shall have the right during such period to make copies of, retain and use the Documents at its expense.

Section 18.05Entire Agreement.  This Agreement and the documents to be executed under this Agreement at the Closing constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter of this Agreement and the documents to be entered into under this Agreement at the Closing.  Any supplement, amendment, alteration, modification or waiver of this Agreement shall be binding only if executed in writing by the Parties and specifically referencing this Agreement.

Section 18.06Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other of its provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 18.07Construction.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises under this Agreement, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 18.08No Third Party Beneficiaries.  Except for the Buyer Indemnitees and Seller Indemnitees expressly provided in Sections 15.03 and 15.04, each of which are Third-Party beneficiaries of this Agreement, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third-Party beneficiary contract; provided that (a) only a Party will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of the Buyer Indemnitees and Seller Indemnitees and (b) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including any Indemnified Party) and (c) no Party hereunder shall have any direct liability to any permitted Third Party beneficiary, nor shall any permitted Third Party beneficiary have any right to exercise any rights hereunder for such Third Party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a Party hereto in accordance with the terms hereof.

Section 18.09Assignment.  Either Party may assign or delegate any of its rights or duties under this Agreement only with the prior written consent of the other Party, which consent may be withheld for any or no reason, and any assignment made without such consent shall be void.  Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and legal representatives.

Section 18.10Governing Law.  THIS AGREEMENT, any documents delivered as part of the transaction contemplated by this Agreement (except as otherwise set forth in the remainder of this Section 18.10), and THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.  THE ASSIGNMENT AND ANY OTHER INSTRUMENTS OF CONVEYANCE EXECUTED PURSUANT TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE ASSETS TO WHICH THEY PERTAIN ARE LOCATED, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT APPLY THE LAWS OF ANOTHER JURISDICTION.

Section 18.11Jurisdiction; Waiver of Jury Trial.  THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS

AGREEMENT.  Subject to Article XVII, ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LITIGATED (IF AT ALL) ONLY IN THE DISTRICT COURTS OF TEXAS IN THE CITY AND COUNTY OF MIDLAND OR (IF IT HAS JURISDICTION) THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY ALSO WAIVES ANY BOND OR SURETY (OR OTHER SECURITY UPON SUCH BOND) WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OTHER PARTY.

Section 18.12Notices.  Any notice, communication, request, instruction or other document required or permitted under this Agreement shall be given in writing and delivered in person or by mail, overnight courier service or e-mail to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt.  Notice given by e-mail shall be deemed to have been received by a Party when receipt is confirmed by the applicable transmitting device (with the receiving Party being obligated to respond affirmatively to any read receipt requests delivered by the other Party).

Seller:	Firewheel Energy, LLC 1100 Louisiana, Suite 4900 Houston, Texas 77002 Attention: Kyle Kafka Email: kkafka@encapinvestments.com
Fax: (713) 659-6130

With a copy to:	Vinson & Elkins LLP
(which shall not	1001 Fannin Street, Suite 2500
constitute notice)	Houston, Texas 77002 Attention: Bryan E. Loocke Email: bloocke@velaw.com
Fax: (713) 615-5031

Buyer:	Resolute Natural Resources Southwest, LLC c/o Resolute Energy Corporation 1700 Lincoln Street, Suite 2800 Denver, Colorado 80203 Attention: General Counsel Email: MStefanoudakis@resoluteenergy.com
Fax: 303-623-3628

Any Party may, by written notice so delivered to the other Party, change its address for notice purposes under this Agreement.

Section 18.13Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 18.14Survival.

(a)Seller’s Representations and Warranties.  As a condition precedent to any Claim for indemnity under this Agreement with respect to the alleged breach by Seller of any of Seller’s representations and warranties in this Agreement, and subject to Section 18.14(d), Seller must have received a Claim Notice on or before the date that is twelve (12) months following the Closing Date, except that (i) Buyer may make a Claim Notice indefinitely following the Closing Date with respect to the alleged breach by Seller of any of Seller’s representations and warranties in Section 6.01 (Seller’s Existence), Section 6.02 (Legal Power), Section 6.03 (Execution), and Section 6.04 (Brokers) (“Seller’s Fundamental Representations”).  Seller’s indemnification obligation under Section 15.04(b) will terminate as of the time periods set forth in this Section 18.14(a), and after such date Seller will have no liability whatsoever with respect to Seller’s representations or warranties in this Agreement that have expired on such date.

(b)Seller’s Pre-Closing and Post-Closing Covenants.  As a condition precedent to any Claim for indemnity under this Agreement (i) with respect to each of the covenants and performance obligations of Seller set forth in this Agreement that are to be complied with or performed by Seller prior to or as of Closing, and subject to Section 18.14(d), Seller must have received a Claim Notice on or before the date that is twelve (12) months following the Closing Date and (ii) to each of the covenants and performance obligations of Seller set forth in this Agreement that are to be complied with or performed by Seller after Closing, Seller must have received a Claim Notice with respect to the breach of any such covenant on or before the date that such covenant is fully performed.  Seller’s indemnification obligation under Section 15.04(c) with respect to each of the covenants and performance obligations of Seller set forth in this Agreement will terminate as of the time period set forth in this Section 18.14(b), and after such date Seller will have no liability whatsoever with respect to such covenants and performance obligations of Seller.

(c)Buyer’s Indemnification.  As a condition precedent to any Claim for indemnity under this Agreement with respect to the alleged breach by Buyer or Buyer Parent of any of Buyer’s or Buyer Parent’s representations and warranties in this Agreement, and subject to Section 18.14(d), Buyer must have received a Claim Notice on or before the expiration of the applicable survival period (as hereinafter set forth) for such representation or warranty.  Buyer’s and Buyer Parent’s representations and warranties in Section 7.01 (Buyer’s and Buyer Parent’s Existence), Section 7.02 (Legal Power), Section 7.03 (Execution) and Section 7.04 (Brokers) (“Buyer’s Fundamental Representations”) shall survive the Closing indefinitely.  Buyer’s and Buyer Parent’s representations and warranties in Section 7.08 (Investment), Section 7.10 (Issuance of Stock Consideration), Section 7.12 (SEC Documents; Financial Statements), Section 7.13 (Controls and Procedures), Section 7.14 (Absence of Certain Changes) and Section 7.16 (Capitalization) (“Buyer’s Financial Representations”) shall terminate on the earlier of the date that is two (2) years after the date an alleged breach of such representation or warranty is discovered or four (4) years after the date of this Agreement. All other representations and warranties of Buyer and Buyer Parent shall terminate on the date that is twelve (12) months following the Closing Date.  Buyer’s indemnification obligation under Section 15.03(b) will terminate as of the survival periods set forth in this Section 18.14(c), and after such date Buyer will have no liability whatsoever with respect to Buyer’s representations or warranties in this Agreement that have expired on such date. The covenants and performance obligations of Buyer in this Agreement and the other documents executed at Closing shall survive the Closing indefinitely.

(d)Survival after Claim. Notwithstanding Section 18.14(a) through Section 18.14(c), if a valid Claim Notice has been properly delivered under Section 15.06 before the date any representation, warranty, covenant, or performance obligation would otherwise expire under such Sections alleging a right to indemnification or defense for Losses arising out, relating to, or attributable to the breach of such representation, warranty, covenant, or performance obligation, such representation, warranty, covenant, or performance obligation shall continue to survive as to the matters asserted in the Claim Notice until the claims asserted in such Claim Notice that are based on the breach of such representation, warranty, covenant, or performance obligation have been fully and finally resolved.

(e)Reasonableness.  The Parties acknowledge that the time limitations set forth in this Section 18.14 are reasonable.

Section 18.15Time of the Essence.  Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 18.16Counterpart Execution.  This Agreement may be executed in any number of counterparts (including by facsimile or email transmission), and each such counterpart shall be effective as to each Party that executes the same whether or not all of Parties execute the same counterpart.  If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes.  All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

Section 18.17Knowledge.  Whenever a statement in this Agreement is qualified by a phrase such as to Seller’s “Knowledge,” (or similar use of “Knowledge” attributable to Seller), the Parties intend that the only information to be attributed to Seller is information actually and consciously known by Kyle Kafka and Bryan Stahl without any duty or obligation of investigation, except a duty to make reasonable inquiry of Carson Rollins, LLC. Whenever a statement in this Agreement is qualified by a phrase such as to Buyer’s or Buyer Parent’s “Knowledge,” (or similar use of “Knowledge” attributable to Buyer or Buyer Parent), the Parties intend that the only information to be attributed to Buyer is information actually and consciously known by Bill Alleman, Rick Betz, Michael Stefanoudakis, Rusty Robinson or Jim Tuell without any duty or obligation of investigation.

Section 18.18Relationship of the Parties.  This Agreement shall not create and it is not the purpose or intention of the Parties to create any partnership, mining partnership, joint venture, general partnership, or other partnership relationship and none shall be inferred, and nothing in this Agreement shall be construed to establish a fiduciary relationship between the Parties for any purpose.

Section 18.19Deceptive Trade Practices Act.  Buyer certifies that it is not a “consumer” within the meaning of the Texas Deceptive Trade Practices Consumer Protection Act, Subchapter E of Chapter 17, Sections 17.41, et seq., of the Texas Business and Commerce Code, (as amended, the “DTPA”). Buyer covenants, for itself and for and on behalf of any successor or assignee, that if the DTPA is applicable to this Agreement, (a) Buyer is a “business consumer” as that term is defined in the DTPA, (b) AFTER CONSULTATION WITH ATTORNEYS OF BUYER’S OWN SELECTION, BUYER HEREBY VOLUNTARILY WAIVES AND RELEASES ALL OF BUYER’S RIGHTS AND REMEDIES UNDER THE DTPA AS APPLICABLE TO SELLER AND SELLER’S SUCCESSORS AND ASSIGNS AND (c) BUYER SHALL DEFEND AND INDEMNIFY THE SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS OF OR BY ANY MEMBER OF THE BUYER GROUP OR ANY OF THEIR SUCCESSORS AND ASSIGNS OR ANY OF ITS OR THEIR AFFILIATES BASED IN WHOLE OR IN PART ON THE DTPA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

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IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the Execution Date.

SELLER:

FIREWHEEL ENERGY, LLC

By:	/s/ Kyle Kafka
Kyle Kafka
Manager

Signature Page to
Purchase and Sale Agreement

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the Execution Date.

BUYER:

RESOLUTE NATURAL RESOURCES SOUTHWEST, LLC

By:	/s/ Richard F. Betz
Richard F. Betz
Executive Vice President and Chief
Operating Officer

BUYER PARENT:

RESOLUTE energy corporation

By:	/s/ Richard F. Betz
Richard F. Betz
Executive Vice President and Chief
Operating Officer

Signature Page to
Purchase and Sale Agreement